Exhibit 4.2

TERM LOAN CREDIT AGREEMENT

Dated as of April 4, 2014

among

LANDS’ END, INC.,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent,

and

The Lenders Party Hereto

BANK OF AMERICA, N.A.,

as Arranger and Bookrunner

-i-

-ii-

-iii-

-iv-

SCHEDULES

2.1	Commitments
5.18	Collective Bargaining Agreements
6.15	Post-Closing Actions Relating to Collateral
7.9	Transactions with Affiliates
10.2	Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Intercreditor Agreement
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F-1	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
F-2	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
F-3	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
F-4	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

-v-

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT is entered into as of April 4, 2014, among LANDS’ END, INC., a Delaware corporation (the “Borrower”), each Person from time to time party hereto as a lender (collectively, the “Lenders” and individually, a “Lender”) and BANK OF AMERICA, N.A., as administrative agent and collateral agent.

W I T N E S S E T H:

Sears Holdings Corporation, a Delaware corporation (“SHC”) will, immediately prior to the effectiveness of this Agreement, consummate the Separation (as defined below) pursuant to which the Borrower will become an independent publicly traded company and Borrower and its Subsidiaries will no longer be Subsidiaries of SHC.

The Borrower, a wholly-owned Subsidiary of Sears Roebuck and Co., which is a wholly-owned subsidiary of SHC, has requested that the Lenders provide a term loan credit facility, and the Lenders have indicated their willingness to lend on the terms and conditions set forth herein.

The proceeds of the Loans made on the Closing Date will be used inter alia to pay the Closing Date Dividend.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“ABL Credit Agreement” has the meaning assigned to such term in the definition of “ABL Facility.”

“ABL Facility” means the revolving facility pursuant to that certain ABL Credit Agreement (as amended, amended and restated, supplemented or modified from time to time, the “ABL Credit Agreement”), dated as of the date hereof, by and among the Borrower, the Subsidiaries of Borrower party thereto, Bank of America, N.A., as administrative agent and collateral agent, the lenders party thereto and the other agents party thereto (it being understood and agreed that the ABL Facility shall include any additional commitments thereunder after the date hereof that are permitted pursuant to the ABL Intercreditor Agreement).

“ABL Financial Covenant Default” means any breach or violation of any financial maintenance covenant in the ABL Facility.

“ABL Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, by and between the Agent and the ABL Agent and acknowledged by the Loan Parties, substantially in the form of Exhibit B, as amended, amended and restated, replaced, supplemented or modified from time to time.

“ACH” means automated clearing house transfers.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” means any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during any period to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Restricted Subsidiary during such period

“Acquisition” means, with respect to any Person (a) a purchase of a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of another Person or of any business unit of another Person, or (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any other Person, in each case in any transaction or series of transactions which are part of a common plan, but in each case excluding any transaction or series of transactions resulting in the acquisition solely of Store locations or other interests in real property or of Equity Interests of Persons substantially all of whose assets constitutes Store locations or other interest in real property.

“Act” shall have the meaning provided in Section 10.18.

“Additional Lender” shall have the meaning provided in Section 2.17(c).

“Adjusted LIBOR Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent (1%)) equal to the LIBOR Rate for such Interest Period multiplied by the Statutory Reserve Rate. The Adjusted LIBOR Rate will be adjusted automatically as to all LIBOR Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate. Notwithstanding any provision to the contrary in this Agreement, the applicable Adjusted LIBOR Rate in respect of the Initial Term B Loans shall at no time be less than 1.00% per annum.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, and (ii) any director, officer, managing member, partner, trustee, or beneficiary of that Person.

“Affiliated Lender” means any Affiliate of the Borrower other than (i) the Borrower, (ii) any Subsidiary of the Borrower and (iii) any natural Person, in each case, for so long, and only for so long, as any such Person is an Affiliate of the Borrower.

“Affiliated Loan Purchase” shall mean any purchase of the Loans by an Affiliated Lender pursuant to Section 10.6(g).

“Agent” means Bank of America in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor thereto.

“Agent Parties” shall have the meaning specified in Section 10.2(c).

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.2, or such other address or account as the Agent may from time to time notify the Borrower and the Lenders.

“Agreement” means this Term Loan Credit Agreement as it may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means 2.25% per annum for Base Rate Loans and 3.25% per annum for LIBOR Rate Loans. Notwithstanding the foregoing, the Applicable Margin in respect of any Class of Incremental Term Loans or Extended Term Loans made pursuant to any Incremental Facility Amendment or Extension Offer shall be the applicable percentages per annum set forth in the relevant Incremental Facility Amendment or Extension Offer.

“Applicable Percentage” means, at any time (a) with respect to any Lender with a Commitment of any Class, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment of such Class at such time and the denominator of which is the aggregate amount of all Commitments of such Class of all Lenders, and (b) with respect to the Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s Outstanding Amount of the Loans of such Class and the denominator of which is the aggregate Outstanding Amount of all Loans of such Class.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender (c) an entity or an Affiliate of an entity that administers or manages a Lender, or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Arranger” means Bank of America, N.A., in its capacity as arranger and bookrunner.

“Asset Percentage” shall have the meaning specified in Section 2.5(b)(ii)(A).

“Asset Sale” means any Disposition or series of related Dispositions pursuant to clause (p) of the definition of “Permitted Dispositions” involving assets with a fair market value in excess of $5,000,000.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6(b)), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended February 2, 2013, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Borrower and its Subsidiaries, including the notes thereto.

“Available Amount” means, at any time (the “Available Amount Reference Time”), an amount (which shall not be less than zero) equal to the sum of:

(a) the cumulative amount of Excess Cash Flow of the Borrower and its Restricted Subsidiaries for all full fiscal years commencing after the Closing Date and prior to the Available Amount Reference Time, minus (y) the portion of such Excess Cash Flow that has been (or is required to be) applied after the Closing Date and prior to the Available Amount Reference Time to the prepayment of Loans in accordance with Section 2.5(b)(i); plus

(b) the aggregate amount of Retained Declined Proceeds during the period from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time;

(c) 100% of the Net Proceeds, and the fair market value, as reasonably determined by the Borrower, of all consideration other than cash and Permitted Cash Equivalents, received from the Borrower following the Closing Date from the issuance of Qualified Equity Interests (other than proceeds received from a Subsidiary of the Borrower) or a contribution to its capital (other than from a Subsidiary of the Borrower); plus

(d) the aggregate amount of cash received from Investments made pursuant to clause (p) of the definition of “Permitted Investments” prior to such Available Amount Reference Time (including upon disposition of any such Investment or from dividends, distributions, interest or principal received in respect of any such Investment) and the aggregate fair market value of any Unrestricted Subsidiary that was designated as such pursuant to clause (p) of the definition of “Permitted Investments” at the time such Subsidiary is redesignated as a Restricted Subsidiary; minus

(e) the aggregate amount of Investments made pursuant to clause (p) of the definition of “Permitted Investments” prior to such Available Amount Reference Time; minus

(f) the aggregate amount applied to prepay Specified Indebtedness pursuant to Section 7.7(e) prior to such Available Amount Reference Time; minus

(g) the aggregate amount of any Restricted Payment made pursuant to Section 7.6(e) during the period commencing on the Closing Date through and including the Available Amount Reference Time.

“Available Amount Reference Time” has the meaning specified in the definition of “Available Amount.”

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Products” means, to the extent so designated in writing by the Borrower to the Agent, any services or facilities provided to any Loan Party on account of Swap Contracts by a Person that was the Agent, a Lender or an Affiliate of the Agent or a Lender at the time such Swap Contract was entered into or on the Closing Date.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate”; (b) the Federal Funds Rate for such day, plus 0.50%; and (c) the LIBOR Rate for a one month interest period as determined on such day, plus 1.0%; provided that, in the case of clause (c), notwithstanding any provision to the contrary in this Agreement, the applicable Base Rate in respect of Initial Term B Loans shall at no time be less than 2.00% per annum. The “prime rate” is a rate set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Agent’s prime rate, the Federal Funds Rate or the LIBOR Rate, respectively, shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.2.

“Borrowing” means Loans of the same Class, Type and currency, made, Converted or continued on the same date and, in the case of LIBOR Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time, the sum of the following for the Borrower and its Restricted Subsidiaries on a consolidated basis as of the most recent date for which internal financial statements of the Borrower are available (i) 95% of the book value of credit card receivables, (ii) 85% of the book value of accounts receivable (excluding credit card receivables) and (iii) 50% of the book value of inventory.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located and, if such day relates to any LIBOR Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Management Services” means, to the extent so designated by Borrower in writing to the Agent, any cash management services provided to any Loan Party by the Agent or any Lender or any of their respective Affiliates, including, without limitation, (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) credit card processing services, (d) credit or debit cards and (e) foreign exchange facilities.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any Term Priority Collateral.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Holder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of both (i) 35% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right), and (ii) a greater percentage of such Equity Interests than are held by the Permitted Holders in the aggregate; or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or by a Permitted Holder or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or by a Permitted Holder (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any “change in control” or similar event as defined in any document governing Material Indebtedness of any Loan Party.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders hold a particular Class of Commitments or Loans, (b) when used with respect to Commitments, refers to whether such Commitments are Initial Term B Loan Commitments or Commitments in respect of any Incremental Term Loans that are designated as an additional Class of Term Loans and (c) when used with respect to Loans or Borrowings, refers to whether such Loans, or the Loans comprising such Borrowings, are Initial Term B Loans, Extended Term Loans that are designated as an additional Class of Term Loans, Incremental Term Loans that are designated as an additional Class of Term Loans or any Loans made pursuant to any other Class of Commitments.

“Closing Date” means the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 10.1.

“Closing Date Dividend” means a Restricted Payment made by the Borrower to SHC or any of its Subsidiaries on the Closing Date immediately prior to the consummation of the Separation in a maximum amount not to exceed $500,000,000.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all Mortgaged Property and “Collateral” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Agent.

“Commitments” means an Initial Term B Loan Commitment or a commitment in respect of any Incremental Term Loans or any combination thereof, as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a Conversion of Loans from one Type to the other, or (c) a continuation of LIBOR Rate Loans, pursuant to Section 2.2(b), which, if initially given in writing or when confirmed in writing after telephonic notice has been given, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Restricted Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, without duplication, an amount equal to Consolidated Net Income of the Borrower and its Restricted Subsidiaries on a Consolidated basis for the most recently completed Measurement Period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income Taxes, (iii) depreciation and amortization expense, (iv) any items of loss resulting from the sale of assets other than in the ordinary course of business (it being understood that gains and losses on sales of inventory pursuant to “going out of business” or similar sales with respect to 10% of the Borrower’s and its Restricted Subsidiaries’ Stores (measured at the commencement of the relevant period) shall not be excluded pursuant to this clause), (v) other expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Restricted Subsidiaries for such Measurement Period), (vi) one-time costs incurred in connection with acquisitions, divestitures or debt or equity financings after the Closing Date or in connection with the Transactions, (vii) any restructuring charge or reserve, transition cost, separation cost or other expense or cost that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs related to systems implementation and/or consolidation of facilities, in each case to the extent incurred within 18 months of the Separation and reasonably related to the Borrower and its Subsidiaries becoming independent of SHC, and (viii) any restructuring charge or reserve, integration cost or other business optimization expense or cost that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs related to the closure and/or consolidation of facilities and to exiting lines of business; provided, all such amounts pursuant to this clause (viii), when aggregated with the amount of increases pursuant to clause (b) of the definition of “Pro Forma Adjustment” for such Measurement Period, shall not exceed 10.0% of Consolidated EBITDA prior to giving effect to any add-back pursuant to this clause (viii); minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, (ii) any items of gain resulting from the sale of assets other than in the ordinary course of business (it being understood that gains and losses on sales of inventory pursuant to “going out of business” or similar sales with respect to 10% of the Borrower’s and its Restricted Subsidiaries’ Stores (measured at the commencement of the relevant period) shall not be excluded pursuant to this clause) and (iii) all non-cash items increasing Consolidated Net Income (in each case of or by the Borrower and its Restricted Subsidiaries for such Measurement Period), all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Charges, in each case, of or by the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under applicable Swap Contracts, but excluding any non-cash or deferred interest financing costs, (b) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case of or by the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP and (c) all dividends or distributions in respect of Disqualified Stock (other than dividends or distributions to the Borrower or a Restricted Subsidiary).

“Consolidated Net Income” means, as of any date of determination, the net income of the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP, provided, however, that there shall be excluded (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the income (or loss) of any Subsidiary of the Borrower that is not a Restricted Subsidiary and of any non-Subsidiary joint venture, except to the extent of the amount of cash dividends or other distributions actually paid in cash to the Borrower or a Restricted Subsidiary of the Borrower during such period, (c) the income (or loss) of such Subsidiary during such Measurement Period and accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or any of its Restricted Subsidiaries or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Restricted Subsidiaries, and (d) the income of any direct or indirect Restricted Subsidiary of the Borrower that is not a Loan Party to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary, except that the Borrower’s equity in any net loss of any such Restricted Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Separation or any Permitted Acquisition), consisting of Indebtedness for borrowed money, Capital Lease Obligations and debt obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments minus (b) the aggregate amount of unrestricted cash and Permitted Cash Equivalents included in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date, which aggregate amount of cash and Permitted Cash Equivalents shall be determined without giving Pro Forma Effect to the proceeds of Indebtedness incurred on such date. For the avoidance of doubt, Consolidated Total Debt shall not include obligations under Swap Contracts or obligations in respect of undrawn letters of credit.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of (i) all amounts (other than cash and Permitted Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date and (ii) long-term accounts receivable over (b) the sum of (i) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date and (ii) long-term deferred revenue, but excluding, without duplication, (a) the current portion of any Funded Debt, (b) the current portion of interest, (c) the current portion of current and deferred income taxes, (d) the current portion of any Capital Lease Obligations, (e) deferred revenue arising from cash receipts that are earmarked for specific projects, (f) the current portion of deferred acquisition costs and (g) current accrued costs associated with any restructuring or business optimization (including accrued severance and accrued facility closure costs).

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type.

“Converted Restricted Subsidiary” means any Unrestricted Subsidiary that is converted into a Restricted Subsidiary.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender, (ii) the Agent, (iii) the Arranger, (iv) any other Person to whom Obligations are owing, and (v) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means (a) all reasonable out-of-pocket expenses incurred by the Agent, the Arranger and their respective Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of one primary counsel and of one local counsel in each relevant jurisdiction for the Agent and the Arranger, and (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (D) any workout, restructuring or negotiations in respect of any Loan Agreement Obligations, and (b) all reasonable out-of-pocket expenses incurred by the Lenders who are not the Agent, the Arranger or any Affiliate of any of them in connection with the enforcement of the Loan Documents after the occurrence and during the continuance of an Event of Default, provided that such Lenders shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for additional counsel).

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral that are intended to rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies), a customary intercreditor agreement in form and substance reasonably acceptable to the Agent and the Borrower, which agreement shall provide, inter alia, that the Liens on the Collateral securing such other Indebtedness to the extent validly perfected and not subject to other Liens ranking senior to the Liens securing such Indebtedness but junior to the Liens securing the Obligations shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and (b) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank junior to the Liens on the Collateral securing the Obligations, a customary intercreditor agreement in form and substance reasonably acceptable to the Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Obligations.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” has the meaning specified in Section 2.5(b)(v).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Loans, an interest rate equal to the interest rate (including the Applicable Margin) otherwise applicable to such Loan plus two percent (2%) per annum, and (b) with respect to all other Loan Agreement Obligations, an interest rate equal to the Base Rate, plus the Applicable Margin, plus two percent (2%) per annum.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (c) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Borrower and each Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction), whether in one transaction or in a series of transactions, of any property (including, without limitation, any Equity Interests other than Equity Interests of the Borrower) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia.

“ECF Percentage” has the meaning specified in Section 2.5(b)(i).

“Effective Yield” of any indebtedness means the “effective yield” of such indebtedness, as determined in the reasonable judgment of the Agent consistent with generally accepted financial practices, taking into account interest rate benchmark floors, upfront fees, original issue discount and interest margins, but excluding the effect of any upfront fees, OID, arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such indebtedness.

“Eligible Assignee” means (a) a Lender or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) solely in connection with an Affiliated Loan Purchase, an Affiliated Lender; and (e) any Person to whom a Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender’s rights in and to a material portion of such Lender’s portfolio of asset based credit facilities; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include a Permitted Holder, a Loan Party or any of their respective Affiliates (other than an Affiliated Lender in connection with an Affiliated Loan Purchase) or Subsidiaries or any natural Person.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or in reorganization (within the meaning of Title IV of ERISA); (d) the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Multiemployer Plan amendment as a termination, under Section 4041 or 4041A of ERISA, respectively; (e) the institution by the PBGC of proceedings to terminate a Pension Plan or a Multiemployer Plan; (f) any event or condition determined by the PBGC to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or that a Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or a failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.1. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.1 hereof.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period;

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization and compensation expense arising from equity awards) to the extent deducted in arriving at such Consolidated Net Income;

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting);

(iv) an amount equal to the aggregate net loss on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income;

(v) cash receipts in respect of Swap Contracts during such period to the extent not otherwise included in Consolidated Net Income; and

(vi) the amount of tax expense deducted in determining Consolidated Net Income for such period to the extent it exceeds the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and non-cash gains to the extent included in arriving at such Consolidated Net Income;

(ii) without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of Capital Expenditures or acquisitions made in cash during such period, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of an incurrence or issuance of Indebtedness or Equity Interests of the Borrower or its Restricted Subsidiaries;

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries (including (A) the principal component of Capital Lease Obligations and (B) the amount of repayments of Loans pursuant to Section 2.7 but excluding (X) all other prepayments of Loans and (Y) all prepayments in respect of any revolving credit facility, except, in the case of this clause (Y), to the extent there is an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent financed with the proceeds of an incurrence or issuance of Indebtedness or Equity Interests of the Borrower or its Restricted Subsidiaries;

(iv) an amount equal to the aggregate net gain on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting);

(vi) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness (including such Indebtedness specified in clause (iii) above);

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior periods, the amount of Investments and acquisitions made during such period pursuant to clauses (h), (i), (n) and (o) of the definition of “Permitted Investments”, except to the extent that such Investments and acquisitions were financed with the proceeds of an incurrence or issuance of Indebtedness of the Borrower or its Restricted Subsidiaries;

(viii) the amount of Restricted Payments paid during such period pursuant to Section 7.6 (other than Section 7.6(a) (solely in respect of amounts paid to the Borrower or any of its Restricted Subsidiaries), (b), (c), (e) and (f)) except to the extent that such Restricted Payments were financed with the proceeds of an incurrence or issuance of Indebtedness of the Borrower or its Restricted Subsidiaries;

(ix) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness except to the extent that such amounts were financed with the proceeds of an incurrence or issuance of Indebtedness of the Borrower or its Restricted Subsidiaries;

(x) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period except to the extent intended to be financed with the proceeds of an incurrence or issuance of other Indebtedness of the Borrower or its Restricted Subsidiaries; provided that to the extent the aggregate amount utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall, shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters;

(xi) the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period;

(xii) cash expenditures in respect of Swap Contracts during such period to the extent not deducted in arriving at such Consolidated Net Income; and

(xiii) cash payments during such period in respect of non-cash items expensed in a prior period but not reducing Excess Cash Flow as calculated for such prior period.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated and including any Taxes imposed in lieu of income Taxes), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.14) or (ii) in the case of a Lender, such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.1(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.1(e) and (d) any Taxes imposed pursuant to FATCA.

“Executive Order” has the meaning set forth in Section 10.19.

“Extended Term Loans” has the meaning specified in Section 2.18(a).

“Extension” has the meaning specified in Section 2.18(a).

“Extension Offer” has the meaning specified in Section 2.18(a).

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, indemnity payments, funds received in respect of a Casualty Event and any purchase price adjustments.

“Facility” means a Class of Loans and related Commitments.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.

“Fee Letter” means the letter agreement dated as of March 14, 2014 among the Borrower, the Agent and the Arranger.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on (i) with respect to the first fiscal quarter of any Fiscal Year, the Friday preceding the Saturday of the thirteenth week of such Fiscal Year, (ii) with respect to the second fiscal quarter of any Fiscal Year, the Friday preceding the Saturday of the twenty- sixth week of such Fiscal Year, (iii) with respect to the third fiscal quarter of any Fiscal Year, the Friday preceding the Saturday of the thirty-ninth week of such Fiscal Year, and (iv) with respect to the last fiscal quarter of any Fiscal Year, the last day of such Fiscal Year, as such Fiscal Quarters may be amended in accordance with the provisions of Section 7.13 hereof.

“Fiscal Year” means any period of twelve consecutive months ending on the Friday preceding the Saturday closest to January 31 of any calendar year, as such Fiscal Year may be amended in accordance with the provisions of Section 7.13 hereof.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Asset Control Regulations” has the meaning set forth in Section 10.19.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means as to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each wholly-owned Domestic Subsidiary that is a Restricted Subsidiary of the Borrower existing on the Closing Date and each other wholly-owned Domestic Subsidiary that is a Restricted Subsidiary of the Borrower that shall be required to execute and deliver a Joinder Agreement pursuant to Section 6.11.

“Guaranty and Security Agreement” means the Term Loan Guaranty and Security Agreement dated as of the Closing Date among the Loan Parties and the Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Impacted Loans” has the meaning specified in Section 3.3.

“Incremental Facility” has the meaning specified in Section 2.17(a).

“Incremental Facility Amendment” has the meaning specified in Section 2.17(c).

“Incremental Term Loans” has the meaning specified in Section 2.17(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days;

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) All Attributable Indebtedness of such Person;

(g) all obligations of such Person in respect of Disqualified Stock of such Person; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company unless the Indebtedness of such joint venture is Guaranteed by such Person and covered by clause (h) above) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Indebtedness that is only Indebtedness pursuant to clause (e) shall be the lesser of the indebtedness secured by a Lien on property of the applicable Person and the fair market value of such property, as reasonably determined by the Borrower.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning specified in Section 10.4(b).

“Information” has the meaning specified in Section 10.8.

“Initial Term B Lender” means each Lender with an Initial Term B Loan Commitment.

“Initial Term B Loan” has the meaning specified in Section 2.1.

“Initial Term B Loan Commitment” means, as to each Initial Term B Lender, its obligation to make Initial Term B Loans to the Borrower pursuant to Section 2.1 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Closing Date, the aggregate principal amount of the Initial Term B Loan Commitments is $515,000,000.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs)

and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Payment Date” means, (a) as to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or Converted to or continued as a LIBOR Rate Loan and ending on the date one, two, three or six months thereafter (or 12 months, if requested by the Borrower and consented to by all the Appropriate Lenders), as selected by the Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) no Interest Period shall extend beyond the Maturity Date; and

(iv) notwithstanding the provisions of clause (iii), no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBOR Borrowing would be for a shorter period, such Interest Period shall not be available hereunder.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent Conversion or continuation of such Borrowing.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Investment” means, as to any Person, any direct or indirect (a) purchase or other acquisition of Equity Interests of another Person, (b) loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means an agreement, in form satisfactory to the Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as a Guarantor.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Term Loan or Incremental Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.

“LIBOR” has the meaning set forth in clause (a) of the definition of “LIBOR Rate”.

“LIBOR Borrowing” means a Borrowing comprised of LIBOR Rate Loans.

“LIBOR Rate” means:

(a) for any Interest Period with respect to a LIBOR Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Agent.

“LIBOR Rate Loan” means a Loan that bears interest at a rate based on the Adjusted LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including the lien or retained security title of a conditional vendor, any easement, right of way or other encumbrance on title to real property, but excluding the interests of lessors under operating leases).

“Loan” means an extension of credit by a Lender to the Borrower under Article II (including any Initial Term B Loans, Incremental Term Loans or any Extended Term Loans).

“Loan Agreement Obligations” means all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such proceeding.

“Loan Documents” means this Agreement, each Note, the Perfection Certificate, the Fee Letter, the Security Documents, the ABL Intercreditor Agreement and any other agreement now or hereafter executed and delivered in connection herewith, each as amended and in effect from time to time.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties taken as a whole to perform their obligations under the Loan Documents to which they are a party; or (c) a material impairment of the rights and remedies of the Agent or the Lenders under the Loan Documents taken as a whole or a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents to which they are a party taken as a whole. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then-existing events would result in a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Loan Agreement Obligations) of the Loan Parties in an aggregate principal amount exceeding $35,000,000. Notwithstanding the foregoing, any Indebtedness incurred under clause (j) of the definition of “Permitted Indebtedness” shall at all times be deemed Material Indebtedness hereunder. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn and committed amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Material Real Estate” means any piece of Real Estate located in the United States that is owned in fee by a Loan Party having a fair market value in excess of $3,500,000 as reasonably determined, in good faith, by the Borrower and reasonably acceptable to the Agent.

“Maturity Date” means (a) with respect to any Initial Term B Loans, the date that is seven years after the Closing Date and (b) with respect to any (i) Extended Term Loan, the maturity date applicable to such Extended Term Loan in accordance with the terms hereof or (ii) Incremental Term Loan, the maturity date applicable to such Incremental Term Loan in accordance with the terms hereof; provided that if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Incremental Facilities Amount” means, at any date of determination, a principal amount equal to the sum of (a) an unlimited amount, so long as, after giving effect to the incurrence of any applicable Incremental Term Loans or Permitted Alternative Incremental Facilities Debt, as applicable (and after giving effect to any acquisition consummated concurrently therewith but excluding the cash proceeds of any such Incremental Term Loans or Permitted Alternative Incremental Facilities Debt and for purposes of this definition only, treating all Permitted Alternative Incremental Facilities Debt as secured), the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis) shall not exceed 3.75:1.00, plus (b) $100 million; provided, for the avoidance of doubt, that Incremental Term Loans may be incurred pursuant to clause (a) above prior to utilization of the amount set forth in clause (b) above.

“Maximum Rate” has the meaning provided therefor in Section 10.10.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarter period.

“Minimum Extension Condition” has the meaning specified in Section 2.18(b).

“Minimum Tranche Amount” has the meaning specified in Section 2.18(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means an agreement, including, but not limited to, a mortgage, deed of trust, deed to secure debt or any other document, creating and evidencing a Lien on a Mortgaged Property in favor of the Agent, for the benefit of the Credit Parties, securing the Obligations, which shall be in form and substance reasonably satisfactory to the Agent, with such schedules and including such provisions as shall be necessary to conform such document to applicable local law or as shall be customary under applicable local law.

“Mortgaged Property” means (a) each piece of Real Estate identified as a Mortgaged Property on Schedule I.C.1. to the Perfection Certificate and (b) each piece of Material Real Estate, if any, that shall be subject to a Mortgage delivered after the Closing Date pursuant to Sections 6.11, 6.15 and/or 6.16.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions or has any continuing liability.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Proceeds” means (a) with respect to any Asset Sale by or Extraordinary Receipt received by or paid to the account of any Loan Party or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of cash and Permitted Cash Equivalents received in connection with such transaction (including any cash or Permitted Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (ii) the sum of (A) the principal amount of any Indebtedness that is secured by any applicable asset by a Lien permitted hereunder which is senior to the Agent’s Lien (if any) on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), and (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) and paid to third parties (other than Affiliates)); and (b) with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Restricted Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Restricted Subsidiaries, the excess of (i) the sum of the cash and Permitted Cash Equivalents received in connection with such transaction minus (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“Non-Consenting Lender” has the meaning provided therefor in Section 10.1(c).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C, as each may be amended, supplemented or modified from time to time.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means, collectively, all Loan Agreement Obligations and all Other Liabilities.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“option right” has the meaning set forth in clause (a) of the definition of “Change of Control”.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or LLC agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Liabilities” means any obligation on account of (a) any Cash Management Services furnished to any of the Loan Parties or any of their Restricted Subsidiaries and/or (b) any Bank Product furnished to any of the Loan Parties and/or any of their Restricted Subsidiaries (other than, with respect to any Guarantor, Excluded Swap Obligations of such Guarantor).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Excluded Taxes (other than with respect to an assignment made pursuant to Section 3.6).

“Outstanding Amount” means with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 10.6(d).

“Participant Register” has the meaning provided therefor in Section 10.6(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” means the Perfection Certificate dated as of the Closing Date executed by the Loan Parties.

“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:

(a) any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or acquisition of Equity Interests, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by the Borrower and its Restricted Subsidiaries under this Agreement;

(b) any Equity Interests of a Person acquired in such transaction shall be of a Person that becomes a Restricted Subsidiary; provided that the aggregate consideration paid in respect of Persons that do not become Guarantors shall not exceed $25,000,000 in the aggregate for all Permitted Acquisitions; and

(c) no Event of Default then exists or would arise as a result of such transaction.

“Permitted Alternative Incremental Facilities Debt” has the meaning set forth in clause (s) of the definition of “Permitted Indebtedness”.

“Permitted Cash Equivalents” shall mean:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, and (ii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e) Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above; and

(f) in the case of any Subsidiary organized other than in the United States, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (e) or the definition of Permitted Cash Equivalents, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

“Permitted Disposition” means any of the following:

(a) Dispositions of Inventory in the ordinary course of business;

(b) bulk sales or other Dispositions of the Inventory not in the ordinary course of business in connection with Store closings or closings of other locations where Inventory of the Loan Parties is sold at retail (including without limitation, stores of SHC and its Subsidiaries), at arm’s length;

(c) non-exclusive licenses of Intellectual Property of a Loan Party or any of its Restricted Subsidiaries in the ordinary course of business and the lapse or abandonment of intellectual property rights in the ordinary course of business which, in the reasonable good faith determination of Borrower, are not material to the conduct of the business of Borrower and its Restricted Subsidiaries taken as a whole;

(d) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(e) Dispositions of equipment and other property in the ordinary course of business that is worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Restricted Subsidiary;

(f) sales, transfers and other Dispositions among the Loan Parties or by any Restricted Subsidiary to a Loan Party;

(g) sales, transfers and other Dispositions by any Restricted Subsidiary that is not a Loan Party to another Restricted Subsidiary that is not a Loan Party;

(h) Dispositions that constitute Restricted Payments that are otherwise permitted hereunder;

(i) Dispositions permitted pursuant to Section 7.4 hereof;

(j) the Disposition of defaulted receivables and the compromise, settlement and collection of receivables in the ordinary course of business or in bankruptcy or other proceedings concerning the other account party thereon and not as part of an accounts receivable financing transaction;

(k) leases, licenses or subleases or sublicenses of any real or personal property in the ordinary course of business;

(l) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind to the extent that any of the foregoing could not reasonably be expected to have a Material Adverse Effect;

(m) the sale of Permitted Cash Equivalents in the ordinary course of business;

(n) sales of Inventory determined by the management of the applicable Loan Party not to be saleable in the ordinary course of business of such Loan Party or any of the Loan Parties;

(o) foreclosures on assets or Dispositions of asset pursuant to condemnation proceedings; ; and

(p) Other Dispositions so long as no Default or Event of Default then exists or would arise as a result of such transaction; provided that (i) such Disposition shall be for fair market value as reasonably determined by the Borrower in good faith, and (ii) the Borrower or any of its Restricted Subsidiaries shall receive not less than 75.0% of such consideration in the form of cash or Cash Equivalents (provided, however, that for the purposes of this clause (p)(ii), the following shall be deemed to be cash: (A) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Borrower or any of its Restricted Subsidiaries (other than Subordinated Debt) and the valid release of the Borrower or such Restricted Subsidiary, by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such Disposition, (B) securities, notes or other obligations received by the Borrower or any of its Restricted Subsidiaries from the transferee that are converted by such Borrower or any of its Restricted Subsidiaries into cash or cash equivalents within 180 days following the closing of such Disposition, (C) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that the Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Disposition and (D) aggregate non-cash consideration received by the Borrower and its Restricted Subsidiaries for all Dispositions under this clause (p) having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed $10,000,000;

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.4;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Laws, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.4;

(c) pledges, deposits or security under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation, or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for the payment of rent, performance and return of money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(d) pledges or deposits made in the ordinary course of business to secure the performance of tenders, bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens in respect of judgments that would not constitute an Event of Default hereunder;

(f) easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way, similar encumbrances on real property and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not, individually or in the aggregate, materially interfere with (i) the ordinary conduct of business of a Loan Party or (ii) the current use of the real property subject to such encumbrances and/or defects;

(g) Liens existing on the Closing Date listed in the Perfection Certificate and Liens to secure any Permitted Refinancings of the Indebtedness with respect thereto;

(h) Liens which secure Indebtedness permitted under clause (c) of the definition of “Permitted Indebtedness” so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after the acquisition thereof (or such Liens secure Permitted Refinancing of such Indebtedness), (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of the applicable assets, and (iii) such Liens shall attach only to the assets acquired, improved or refinanced with such Indebtedness, and any replacements, additions or accessions thereto and any proceeds therefrom, and shall not extend to any other property or assets of the Loan Parties;

(i) (1) Liens in favor of the Agent securing the Obligations and (2) Liens securing any Refinancing Debt Securities in respect thereof; provided that such Liens may be either pari passu with the Liens securing the Obligations or rank junior to the Liens securing the Obligations and, in any such case, the beneficiaries thereof (or an agent on their behalf) shall have (i) become party to the ABL Intercreditor Agreement, if then in effect, pursuant to the terms thereof and (ii) entered into a Customary Intercreditor Agreement with the Agent;

(j) landlords’ and lessors’ statutory Liens in respect of rent not in default;

(k) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Closing Date and other Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l) Liens arising solely by virtue of any statutory or common law provisions or customary contractual provisions relating to banker’s Liens, Liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries, including rights of setoff relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or relating to pooled deposit or sweep accounts of the Loan Parties to permit the satisfaction of overdraft or similar obligations incurred in the ordinary course of business;

(m) any interest of a lessor or sublessor under, and Liens arising from, precautionary UCC filings (or equivalent filings) regarding leases and subleases permitted under the Loan Documents;

(n) any interest of, and Liens granted to consignors in the ordinary course of business with respect to the consignment of goods to a Loan Party;

(o) Liens on property in existence at the time such property is acquired or on property of a Subsidiary in existence at the time such Subsidiary is acquired; provided that such Liens are not incurred in connection with or in anticipation of such acquisition and do not attach to any other assets of any Loan Party or any Subsidiary;

(p) Liens in favor of customs and revenues authorities imposed by applicable Laws arising in the ordinary course of business in connection with the importation of goods and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.4;

(q) [Reserved];

(r) Liens on Collateral to secure Permitted Indebtedness under clause (s) or (t) of the definition thereof (other than pari passu Liens securing Indebtedness in the form of term loans) and any Permitted Refinancings thereof; provided that such Liens may be either pari passu with the Liens securing the Obligations or rank junior to the Liens securing the Obligations and, in any such case, the beneficiaries thereof (or an agent on their behalf) shall have (i) become party to the ABL Intercreditor Agreement, if then in effect, pursuant to the terms thereof and (ii) entered into a Customary Intercreditor Agreement with the Agent;

(s) Liens securing obligations in an amount not to exceed $15,000,000 in the aggregate;

(t) Liens in favor of issuers of credit cards arising in the ordinary course of business securing the obligation to pay customary fees and expenses in connection with credit card arrangements;

(u) Liens on premium rebates securing financing arrangements with respect to insurance premiums;

(v) Liens on securities that are the subject of repurchase agreements constituting Permitted Cash Equivalents;

(w) Liens on cash or Permitted Cash Equivalents posted as margin to secure Indebtedness incurred pursuant to clause (e) of the definition of “Permitted Indebtedness”;

(x) Liens solely on any cash earnest money deposits made by any Loan Party or any of their Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(y) Liens securing Permitted Indebtedness under clause (j) of the definition of “Permitted Indebtedness”, and securing cash management and Swap Contracts secured under the documentation governing such Indebtedness, so long as any such Liens on assets of any Loan Party are subject to the ABL Intercreditor Agreement;

(z) Liens on specific items of inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances or trade letters of credit issued or created to facilitate the purchase, shipment or storage of such inventory or other goods;

(aa) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(bb) Liens on assets of a Subsidiary other than a Loan Party securing Permitted Indebtedness of such Subsidiary; and

(cc) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole.

“Permitted Holder” means ESL Investments, Inc. and any of its Affiliates other than any of their portfolio companies.

“Permitted Indebtedness” means each of the following:

(a) Indebtedness outstanding on the Closing Date listed in the Perfection Certificate and any Permitted Refinancing thereof;

(b) Indebtedness of any Loan Party to any other Loan Party;

(c) purchase money Indebtedness of the Borrower or any Restricted Subsidiary to finance the acquisition of any real or personal property, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof, provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed the greater of $75,000,000 or 6.25% of the Borrower’s consolidated total assets at any time outstanding;

(d) contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business;

(e) obligations (contingent or otherwise) of any Loan Party or any Restricted Subsidiary thereof existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates, commodity prices or foreign exchange rates, and not for purposes of speculation or taking a “market view”;

(f) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase or acquisition price, deferred purchase price or similar obligations with respect to any Acquisition permitted under Section 7.2 or Disposition permitted by Section 7.5;

(g) Indebtedness of any Person that becomes a Subsidiary of a Loan Party in a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Loan Party);

(h) the Obligations and any Refinancing Debt Securities in respect thereof;

(i) (A) Subordinated Debt of the Borrower or any Guarantor; provided that after giving effect to the incurrence of such Indebtedness, the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is greater than or equal to 2.0 to 1.0 and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (A);

(j) Indebtedness under the ABL Facility and any Permitted Refinancing thereof in an aggregate amount not to exceed the greater of (i) $275,000,000 and (ii) the Borrowing Base at any time outstanding;

(k) other Indebtedness not otherwise permitted hereunder in a principal amount not to exceed $50,000,000 at any time outstanding;

(l) (i) Indebtedness of any Restricted Subsidiary of the Borrower that is not a Loan Party to any other Restricted Subsidiary that is not a Loan Party, (ii) Indebtedness of any Loan Party to any Restricted Subsidiary that is not a Loan Party, provided such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to the Agent, and (iii) Indebtedness of any Restricted Subsidiary that is not a Loan Party to any Loan Party arising from a Permitted Investment by such Loan Party in such Restricted Subsidiary that is not a Loan Party;

(m) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations (including, in each case, letters of credit issued to provide such bonds, guaranties and similar obligations), in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(n) Indebtedness arising from overdraft facilities and/or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services (including, but not limited to, intraday, ACH and purchasing card/T&E services) in the ordinary course of business; provided, that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to the applicable Loan Party of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(o) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) To the extent constituting Indebtedness, obligations incurred in the ordinary course of business in respect of private label trade letters of credit not constituting Obligations;

(q) [Reserved];

(r) Indebtedness arising from a Guarantee of any Indebtedness otherwise constituting Permitted Indebtedness to the extent the Person providing such Guarantee is not prohibited from directly incurring such Permitted Indebtedness;

(s) (i) Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or loans) incurred by the Borrower in an amount not to exceed the Maximum Incremental Facilities Amount; provided that (A) such Indebtedness shall not mature earlier than the Latest Maturity Date, (B) as of the date of the incurrence of such Indebtedness, the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than that of any then outstanding Class of Loans, (C) no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Subsidiary is a Guarantor, and (D) the Borrower has delivered to the Agent a certificate of a Responsible Officer, together with all relevant financial information reasonably requested by the Agent, demonstrating compliance with clauses (A), (B), and (C) (such Indebtedness incurred pursuant to this clause (s) being referred to as “Permitted Alternative Incremental Facilities Debt”) and (ii) any Permitted Refinancing thereof;

(t) (i) other Indebtedness of the Borrower or any Restricted Subsidiary; provided that, (A) if such Indebtedness is unsecured, after giving effect to such Indebtedness, the Total Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the most recent Measurement Period is not greater than 4.75:1.00 and (B) if such Indebtedness is secured by any Lien, after giving effect to such secured Indebtedness, the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis) as of the last day of the most recently ended Measurement Period would not be greater than 3.75 to 1.00; provided further that, any Indebtedness incurred under this clause (t) (1) shall not mature prior to the date that is 91 days after the Latest Maturity Date or have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of any Class of Loans and (2) shall not have mandatory prepayment, redemption or offer to purchase events more onerous on the Borrower than those applicable to the Initial Term B Loans, ; provided further the maximum aggregate principal amount of Indebtedness that may be incurred pursuant to this clause (t) by Restricted Subsidiaries that are not Loan Parties shall not exceed $25,000,000 and (ii) any Permitted Refinancing thereof;

(u) Indebtedness supported by a letter of credit issued under the ABL Facility, in a principal amount not to exceed the face amount of such letter of credit; and

(v) Indebtedness of Subsidiaries other than Loan Parties not to exceed $25,000,000.

“Permitted Investments” means each of the following:

(a) Permitted Cash Equivalents;

(b) Investments existing on the Closing Date and listed in the Perfection Certificate, but not any increase in the amount thereof or any other modification of the terms thereof, unless committed as of the Closing Date and listed in the Perfection Certificate;

(c) (i) Investments by any Loan Party and its Restricted Subsidiaries in their respective Restricted Subsidiaries outstanding on the Closing Date, (ii) additional Investments by any Loan Party and the Restricted Subsidiaries in Loan Parties, (iii) additional Investments by Restricted Subsidiaries of the Loan Parties that are not Loan Parties in other Restricted Subsidiaries that are not Loan Parties and (iv) additional Investments by the Loan Parties in Restricted Subsidiaries that are not Loan Parties in an aggregate amount invested after the Closing Date not to exceed $25,000,000;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees constituting Permitted Indebtedness and Guarantees of operating leases or other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(f) so long as no Default or Event of Default has occurred and is continuing or would result from such Investment, Investments by any Loan Party in Swap Contracts permitted hereunder;

(g) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h) advances to officers, directors and employees of the Loan Parties and Restricted Subsidiaries in the ordinary course of business in an amount not to exceed $1,000,000 to any individual at any time outstanding or in an aggregate amount not to exceed $2,500,000 at any time outstanding, for ordinary business purposes;

(i) Investments constituting Permitted Acquisitions and Investments held by the Person acquired in such Acquisition at the time of such Acquisition (and not acquired in contemplation of the Acquisition);

(j) Investments arising out of the receipt of non-cash consideration for the sale of assets otherwise permitted under this Agreement;

(k) Investments in Swap Contracts not entered into for speculative purposes;

(l) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the applicable Loan Party;

(m) Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, provided that no such Investment shall impair in any manner the limited license granted to the Agent in such Intellectual Property pursuant to the Loan Documents;

(n) Investments in joint ventures that solely own real properties (and ancillary assets) upon which Stores are located existing as of the Closing Date and entered into hereafter in the ordinary course of business;

(o) other Investments not otherwise specifically described herein not to exceed $20,000,000 at any time outstanding;

(p) Investments from the Available Amount;

(q) Investments in exchange for Qualified Equity Interests;

(r) any Investment in securities or other assets not constituting cash or Permitted Cash Equivalents and received in connection with a Disposition made pursuant to Section 7.5; and

(s) any Investment in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business.

“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the Weighted Average Life to Maturity of such Permitted Refinancing is greater than or equal to the Weighted Average Life to Maturity of the Indebtedness being Refinanced (c) such Permitted Refinancing shall not have a final maturity earlier than the final maturity of the Indebtedness being refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Loan Agreement Obligations, such Permitted Refinancing shall be subordinated in right of payment to such Loan Agreement Obligations on terms at least as favorable to the Agent and the Lenders as those contained in the documentation governing the Indebtedness being Refinanced and (e) no Permitted Refinancing shall have direct or indirect obligors that are not Loan Parties who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan but excluding a Multiemployer Plan) maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.2.

“Pro Forma Adjustment” means, as to any Measurement Period, with respect to an Acquired Entity or Business or Converted Restricted Subsidiary acquired or converted during or following such Measurement Period, an adjustment to the Consolidated EBITDA of the Borrower for such Measurement Period equal to the sum of, (a) (i) the applicable Acquired EBITDA and (ii) additional amounts that are factually supportable and expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the SEC and (b) additional pro forma adjustments, determined by the Borrower in good faith, arising out of cost savings initiatives attributable to such transaction and/or the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and its Restricted Subsidiaries, not to exceed 10.0% of Consolidated EBITDA (prior to giving effect to such non-S-X adjustments) in the aggregate for the relevant Measurement Period; provided, that (i) such cost savings have been realized or (ii) such initiatives will be implemented following such transaction and are supportable and quantifiable and expected to be realized within the succeeding twelve (12) months. Cost savings pursuant to the foregoing clause (b) may include, without limitation, (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead and shall, in any event, take into account the historical financial statements of the Acquired Entity or Business or Converted Restricted Subsidiary and the consolidated financial statements of the Borrower and its Subsidiaries.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance of any Specified Transaction with any test hereunder for an applicable period of measurement, that in calculating such test (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) such Specified Transaction, all other Specified Transactions occurring prior to such Specified Transaction, and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement (or as of the last date in the case of a balance sheet item): (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Restricted Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Public Lender” has the meaning specified in Section 6.2.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Stock.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Recipient” means the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Refinance” has the meaning specified in the definition of “Permitted Refinancing”.

“Refinancing Debt Securities” means Indebtedness in the form of debt securities constituting Permitted Refinancing Indebtedness incurred in respect of any Loans that is designated by a Responsible Officer of the Borrower as “Refinancing Debt Securities” in a certificate of a Responsible Officer of the Borrower delivered to the Agent on or prior to the date of incurrence.

“Refinancing Term Loans” means Incremental Term Loans that are designated by a Responsible Officer of the Borrower as “Refinancing Term Loans” in a certificate of a Responsible Officer of the Borrower delivered to the Agent on or prior to the date of incurrence.

“Register” has the meaning specified in Section 10.6(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Borrower and its Subsidiaries as prescribed by the Securities Laws.

“Rejection Notice” has the meaning specified in Section 2.5(b)(v).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, counsel, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Repricing Event” means, other than in connection with any transaction involving a Change of Control, (i) any prepayment or repayment of the Initial Term B Loans, in whole or in part, with the proceeds of, or conversion of the Initial Term B Loans into, any new or replacement tranche of term loans bearing interest with an Effective Yield less than the Effective Yield applicable to the Initial Term B Loans (as such comparative yields are determined in the reasonable judgment of the Agent consistent with generally accepted financial practices) but excluding any new or replacement loans incurred in connection with a Change of Control and (ii) any amendment to this Agreement that reduces the Effective Yield” applicable to the Initial Term B Loans.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for all purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, controller or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property, and the amount of any Restricted Payment made other than in cash being deemed to be the fair market value, as reasonably determined by the Borrower, of the property subject to such Restricted Payment as of the time of such Restricted Payment) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof). Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning specified in Section 2.5(b)(v).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Documents” means the Guaranty and Security Agreement, the Control Agreements (as such term is defined in the Guaranty and Security Agreement), the Mortgages and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Senior Secured Leverage Ratio” means, with respect to any Measurement Period, the ratio of (a) Consolidated Total Debt (other than any portion of Consolidated Total Debt that is unsecured) as of the last day of such Measurement Period to (b) Consolidated EBITDA of the Borrower for such Measurement Period.

“Separation” means the spin-off by SHC on the Closing Date of 100% of the Equity Interests of the Borrower in accordance with Borrower’s Form 10 filed with the SEC on December 6, 2013, as amended from time to time, as a result of which the Borrower will become a publicly traded company independent from SHC and its Subsidiaries.

“Separation Agreements” means each of (a) the Separation and Distribution Agreement dated April 4, 2014 between SHC and the Borrower, (b) the Retail Operations Agreement dated April 4, 2014 between the Borrower and Sears, Roebuck and Co., (c) the Master Lease Agreement dated April 4, 2014 between Sears, Roebuck and Co. and the Borrower, (d) the Buying Agency Agreement dated April 4, 2014 between the Borrower and Sears Holdings Global Sourcing, Ltd., (e) the Transition Services Agreement between Sears Holdings Management Corporation and the Borrower, (f) the Financial Services Agreement dated April 4, 2014 between the Borrower and Sears Holdings Management Corporation, (g) the Tax Sharing Agreement dated April 4, 2014 between, among others, SHC and the Borrower, (h) the Co-Location Services Agreement between Sears Holdings Management Corporation and the Borrower, (i) the Shop Your Way Retail Establishment Agreement dated April 4, 2014 between Sears Holdings Management Corporation and the Borrower, (j) the Master Sublease Agreement dated April 4, 2014 between Sears, Roebuck and Co. and the Borrower, and (k) the Gift Card Services Agreement dated April 4, 2014 between SHC Promotions LLC and the Borrower.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Restricted Subsidiaries as of that date determined in accordance with GAAP.

“SHC” has the meaning specified in the recitals hereto.

“Solvent” and “Solvency” means, with respect to any Person and its Subsidiaries on a Consolidated basis on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Indebtedness” means any Indebtedness incurred pursuant to clause (i) of the definition of “Permitted Indebtedness” and any unsecured Indebtedness incurred pursuant to clause (t) of the definition of “Permitted Indebtedness.”

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness (including Incremental Term Loans), Restricted Payment, Subsidiary designation or other transaction by the Borrower or any Restricted Subsidiary that by the terms of this Agreement requires satisfaction of a financial test calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect” thereto; provided that any such Specified Transaction (other than a Restricted Payment) having an aggregate value of less than $1,000,000 shall not be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Debt” means Indebtedness incurred by a Loan Party that is subordinated in right of payment to the prior payment of all Obligations of such Loan Party under the Loan Documents.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the obligations of a Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Priority Collateral” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Total Leverage Ratio” means, with respect to any Measurement Period, the ratio of (a) Consolidated Total Debt as of the last day of such Measurement Period to (b) Consolidated EBITDA of the Borrower for such Measurement Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Trading with the Enemy Act” has the meaning set forth in Section 10.19.

“Transactions” means, collectively, (a) the initial Borrowing hereunder on the Closing Date, (b) the Closing Date Dividend, (c) the effectiveness of the ABL Facility, (d) the Separation and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBOR Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the state of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower which at the time of determination shall be designated an Unrestricted Subsidiary pursuant to Section 6.21 and (b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.1(e)(ii)(B)(III).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

1.1 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Swap Contracts) other than (i) unasserted contingent indemnification Obligations, (ii) any Obligations relating to Bank Products and (iii) any Obligations relating to Cash Management Services.

1.2 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Pro Forma Basis. Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which (or after which, but on or prior to the date of determination) any Specified Transaction occurs, the Consolidated Fixed Charge Coverage Ratio, Senior Secured Leverage Ratio and Total Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

1.3 Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

1.4 Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

The Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.1 The Loans. Subject to the terms and conditions set forth herein, each Initial Term B Lender severally agrees to make a single loan in Dollars (each such loan, an “Initial Term B Loan”) to the Borrower on the Closing Date, in an amount not to exceed the amount of such Initial Term B Lender’s Initial Term B Loan Commitment. Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed. Initial Term B Loans may be Base Rate Loans or LIBOR Rate Loans as further provided herein.

2.2 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing shall be either Base Rate Loans or LIBOR Rate Loans as the Borrower may request subject to and in accordance with this Section 2.2. Subject to the other provisions of this Section 2.2, Borrowings of more than one Type may be incurred at the same time.

(b) Each Borrowing, each Conversion of Loans from one Type to the other, and each continuation of LIBOR Rate Loans shall be made upon the Borrower’s irrevocable notice to the Agent, which may be given by telephone. Each such notice must be received by the Agent not later than (i) 12:00 p.m. three Business Days prior to the requested date of any Borrowing of, Conversion to or continuation of LIBOR Rate Loans or of any Conversion of LIBOR Rate Loans to Base Rate Loans, and (ii) 3:00 p.m. one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.2(b) must be confirmed promptly by delivery to the Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, Conversion to or continuation of LIBOR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or Conversion to Base Rate Loans shall be in minimum amounts of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a Conversion of Loans from one Type to the other, or a continuation of LIBOR Rate Loans, (ii) the requested date of the Borrowing, Conversion or continuation, as the case may be (which shall be a Business Day), (iii) the Class and principal amount of Loans to be borrowed, Converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be Converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a Conversion or continuation, then the applicable Loans shall be made as, or Converted to, Base Rate Loans. Any such automatic Conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans. If the Borrower requests a Borrowing of, Conversion to, or continuation of LIBOR Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(c) Following receipt of a Committed Loan Notice, the Agent shall promptly notify each Lender in writing of the amount of its Applicable Percentage of the applicable Class of Loans, and if no timely notice of a Conversion or continuation is provided by the Borrower, the Agent shall notify each Lender of the details of any automatic Conversion to Base Rate Loans described in Section 2.2(b). In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Agent in immediately available funds at the Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.1, the Agent shall make all funds so received available to the Borrower in like funds as received by the Agent either by (i) crediting the account of the Borrower on the books of the Agent with the amount of such funds or (ii) wire transferring such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Borrower.

(d) [Reserved].

(e) Except as otherwise provided herein, a LIBOR Rate Loan may be continued or Converted only on the last day of an Interest Period for such LIBOR Rate Loan. During the existence of a Default or an Event of Default, no Loans may be requested as, Converted to or continued as LIBOR Rate Loans without the consent of the Required Lenders.

(f) The Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Agent shall notify the Borrower and the Lenders of any change in the Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(g) After giving effect to all Borrowings, all Conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than six (6) Interest Periods in effect with respect to LIBOR Rate Loans.

2.3 [Reserved].

2.4 [Reserved].

2.5 Prepayments.

(a) Optional Prepayments.

(i) Subject to Section 2.5(a)(ii), the Borrower may, upon irrevocable notice from the Borrower to the Agent, at any time or from time to time voluntarily prepay any Borrowing of any Class of Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Agent not later than (A) 12:00 p.m. three Business Days prior to any date of prepayment of LIBOR Rate Loans and (B) 2:00 p.m. on the date of prepayment of Base Rate Loans; and (ii)(A) any prepayment of LIBOR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (B) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and, if LIBOR Rate Loans, the Interest Period(s) of such Loans. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein (except that any such notice may be conditioned on the receipt of net proceeds from any refinancing indebtedness or the consummation of a Change of Control). Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.5. Each such prepayment shall be applied to the principal installments of the applicable Class(es) of Loans as directed by the Borrower (it being understood and agreed that if the Borrower does not so direct at the time of such prepayment, such prepayment shall be applied against the scheduled repayments of Loans of the relevant Class under Section 2.7 in direct order of maturity) and shall be paid to the Appropriate Lenders in accordance with their respective Applicable Percentages.

(ii) In the event that the Borrower makes any prepayment of Initial Term B Loans in connection with any Repricing Event or effects any amendment of this Agreement resulting in a Repricing Event with respect to Initial Term B Loans prior to the twelve month anniversary of the Closing Date, the Borrower shall pay a premium in an amount equal to 1.0% of the amount of the Initial Term B Loans being prepaid or the aggregate amount of the applicable Initial Term B Loans outstanding immediately prior to such amendment, respectively, to the Agent, for the ratable account of each of the Lenders with Initial Term B Loans.

(b) Mandatory Prepayments.

(i) Excess Cash Flow. Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.1(a) and the related Compliance Certificate has been delivered pursuant to Section 6.2(a) for each fiscal year of the Borrower, commencing with the first full fiscal year of the Borrower commencing after the Closing Date, the Borrower shall cause to be prepaid an aggregate principal amount of Loans equal to (A) 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements, minus (B) the sum of all voluntary prepayments of Loans during such fiscal year, to the extent such prepayments are not funded with the proceeds of Indebtedness; provided that (x) the ECF Percentage shall be 25% if the Senior Secured Leverage Ratio as of the last day of the Fiscal Year covered by such financial statements (calculated giving Pro Forma Effect to any Specified Transaction occurring on or prior to such last day of such Fiscal Year) was less than or equal to 3.25:1.00 and greater than 2.75:1.00 and (y) the ECF Percentage shall be 0% if the Senior Secured Leverage Ratio as of the last day of the Fiscal Year covered by such financial statements (calculated giving Pro Forma Effect to any Specified Transaction occurring on or prior to such last day of such Fiscal Year) was less than or equal to 2.75:1.00.

(ii) Casualty Events and Asset Sales.

(A) Subject to Section 2.5(b)(ii)(B), if any Casualty Event or Asset Sale occurs, which in the aggregate results in the realization or receipt by the Borrower or a Restricted Subsidiary of Net Proceeds, the Borrower shall make a prepayment, in accordance with Section 2.5(b)(ii)(C), of an aggregate principal amount of Loans equal to the percentage represented by the quotient of (x) the Outstanding Amount of Loans at such time divided by (y) the sum of the Outstanding Amount of the Loans at such time and the amount of any other Indebtedness outstanding at such time that is secured by a Lien ranking pari passu with the Liens securing the Loans and requiring a prepayment from such Net Proceeds (such percentage, the “Asset Percentage”) of all such Net Proceeds realized or received; provided that no such prepayment shall be required pursuant to this Section 2.5(b)(ii)(A) with respect to such portion of such Net Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Agent of its intent to reinvest in accordance with Section 2.5(b)(ii)(B) (which notice may only be provided if no Event of Default has occurred and is then continuing).

(B) With respect to any Net Proceeds realized or received with respect to any Casualty Event or Asset Sale, at the option of the Borrower, the Borrower or any Restricted Subsidiary may reinvest an amount equal to all or any portion of such Net Proceeds in assets useful for its business (other than working capital, except for short-term capital assets, and including Investments) within (x) twelve (12) months following receipt of such Net Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Proceeds within twelve (12) months following receipt thereof, within the later of (1) twelve (12) months following receipt thereof or (2) one hundred and eighty (180) days following the date of such legally binding commitment; provided that (i) so long as an Event of Default shall have occurred and be continuing, the Borrower shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no

Event of Default is continuing) and (ii) if any Net Proceeds are not so reinvested by the deadline specified in clause (x) or (y) above, as applicable, or if any such Net Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to the Asset Percentage of any such Net Proceeds shall be applied, in accordance with Section 2.5(b)(ii)(C), to the prepayment of the Loans as set forth in this Section 2.5.

(C) On each occasion that the Borrower must make a prepayment of the Loans pursuant to this Section 2.5(b)(ii), the Borrower shall, within five (5) Business Days after the date of realization or receipt of such Net Proceeds (or, in the case of prepayments required pursuant to Section 2.5(b)(ii)(B), within five (5) Business Days of the deadline specified in clause (x) or (y) thereof, as applicable, or of the date the Borrower reasonably determines that such Net Proceeds are no longer intended to be or cannot be so reinvested, as the case may be), make a prepayment, in accordance with Section 2.5(b)(v) below, of the principal amount of Loans in an amount equal to the Asset Percentage of such Net Proceeds realized or received.

(iii) Incurrence of Certain Indebtedness. If the Borrower or any of its Restricted Subsidiaries incurs or issues any (x) Refinancing Term Loans or Refinancing Debt Securities or (y) Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.3, the Borrower shall cause to be prepaid an aggregate principal amount of Loans equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Proceeds.

(iv) Each prepayment of Loans pursuant to this Section 2.5(b) shall be applied to the installments thereof pro rata in direct order of maturity pursuant to Section 2.7 following the applicable prepayment event; provided that any mandatory prepayment pursuant to Section 2.5(b)(i), 2.5(b)(ii) or 2.5(b)(iii) shall be applied on a pro rata basis to the Initial Term B Loans and, except to the extent a lesser prepayment is required pursuant to the applicable Incremental Facility Amendment or Extension Offer with respect to any applicable Class of Incremental Term Loans or Extended Term Loans, any Incremental Term Loans and Extended Term Loans; provided, further, that any mandatory prepayment pursuant to Section 2.5(b)(iii) shall be applied, at the discretion of the Borrower, on a pro rata basis to the Initial Term B Loans and, except to the extent a lesser prepayment is required pursuant to the applicable Incremental Facility Amendment or Extension Offer with respect to any applicable Class of Incremental Term Loans or Extended Term Loans, any Incremental Term Loans and Extended Term Loans. Each such prepayment of any Class of Loans shall be paid to the Lenders in accordance with their respective Applicable Percentages subject to clause (v) of this Section 2.5(b).

(v) The Borrower shall use commercially reasonable efforts to notify the Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clauses (i), (ii) and (iii) of this Section 2.5(b) by 2:00 p.m. at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Applicable Percentage of the prepayment with respect to any Class of Loans. Each Appropriate Lender may reject all or a portion of its Applicable Percentage of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to clause (i) or (ii) of this Section 2.5(b) by providing written notice (each, a “Rejection Notice”) to the Agent and the Borrower no later than 5:00 p.m. three (3) Business Days after the date of such Lender’s receipt of notice from the Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Loans. Any Declined Proceeds shall be retained by the Borrower (“Retained Declined Proceeds”).

(vi) Notwithstanding any other provisions of this Section 2.5, (A) to the extent that repatriation to the United States of any portion of Excess Cash Flow attributable to a Foreign Subsidiary or any Net Proceeds of such a Foreign Subsidiary is (x) prohibited or delayed by applicable local law (including local laws with respect to financial assistance, corporate benefit, restrictions on up-streaming of cash intra-group and fiduciary and statutory duties of the directors of the relevant Foreign Subsidiaries) or (y) restricted by applicable material constituent documents of any non wholly-owned Foreign Subsidiary (so long as such restrictions were not implemented for the purpose of avoiding such mandatory repayment requirements), the amount of such portion of Excess Cash Flow or Net Proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.5 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law or applicable constituent documents will not permit repatriation to the United States, and, if within one year following the date on which the respective repayment would otherwise have been required, such repatriation of any portion of such affected amount of Excess Cash Flow or Net Proceeds is permissible under the applicable local law or applicable material constituent documents (even if such cash is not actually repatriated at such time), an amount equal to such amount will be promptly (and in any event not later than two Business Days or such longer time period as the Agent may agree) applied (net of costs, expenses or taxes incurred by the Borrower and its Restricted Subsidiaries arising exclusively as a result of compliance with this provision) by the Borrower to the repayment of the Loans pursuant to this Section 2.5 to the extent provided herein and (B) to the extent that the Borrower has determined in good faith, and can so demonstrate to the reasonable satisfaction of the Agent, that repatriation of any portion of Excess Cash Flow would incur a material tax liability (taking into account any foreign tax credit or benefit that is anticipated in connection with such repatriation), the amount of such portion of Excess Cash Flow or Net Proceeds so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of each of clauses (A) and (B), (i) the Borrower hereby agrees to use commercially reasonable efforts (x) to overcome or eliminate any such restrictions on repatriation, (y) to minimize or eliminate any such costs or tax liabilities, and (z) to use the other cash resources of the Borrower and its Subsidiaries (subject to this clause (vi)), so that an amount equal to the full amount of such Excess Cash Flow or Net Proceeds will otherwise be subject to repayment under this Section 2.5 to the extent provided herein, (ii) the non-application of any portion of Excess Cash Flow or Net Proceeds amount pursuant to this clause (vi) shall not constitute an Event of Default (and such amounts shall be available for the working capital purposes of the applicable Foreign Subsidiary, in each case, subject to the repayment provisions in this clause (vi). For the avoidance of doubt, it is understood and agreed that (x) the Borrower shall be required to first use all Excess Cash Flow (other than the amounts thereof affected as described in preceding clauses (A) and (B) of this clause (vi)) in order to make the full amount of the mandatory repayment required to be made on the relevant payment date pursuant to Section 2.5(b)(i) before the preceding provisions of this clause (vi) shall apply, and (y) nothing in this clause (vi) shall require the Borrower to cause any amounts to be repatriated to the United States (whether or not such amounts are used in or excluded from the determination of the amount of any mandatory repayments hereunder).

2.6 Termination or Reduction of Commitments.

(a) [Reserved].

(b) The aggregate Initial Term B Loan Commitments shall be automatically and permanently reduced to zero on the Closing Date upon the funding of the Initial Term B Loans.

2.7 Repayment of Obligations. The Borrower shall repay to the Agent for the ratable account of the Lenders (i) on the last Business Day of each March, June, September and December, commencing with June 30, 2014, an aggregate principal amount equal to 0.25% of the aggregate principal amount of the Initial Term B Loans funded on the Closing Date and (ii) on the Maturity Date for the Initial Term B Loans, the aggregate principal amount of all Initial Term B Loans outstanding on such date; provided that payments required by this Section 2.7 above shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.5. In the event any Incremental Term Loans or Extended Term Loans are made, such Incremental Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrower in the amounts and on the dates set forth in the Incremental Facility Amendment or Extension Offer with respect thereto and on the applicable Maturity Date thereof.

2.8 Interest.

(a) Subject to the provisions of Section 2.8(b) below, (i) each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBOR Rate for such Interest Period plus the Applicable Margin for LIBOR Rate Loans; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans.

(b) If any Event of Default exists, then the Agent may, and upon the request of the Required Lenders shall, notify the Borrower that all outstanding Loan Agreement Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter (for so long as such Event of Default is continuing) such Loan Agreement Obligations shall bear interest at the Default Rate to the fullest extent permitted by Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Except as provided in Section 2.8(b), interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.9 Fees.

(a) [Reserved].

(b) Other Fees. The Borrower shall pay to the Arranger and the Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the LIBOR Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Loan Agreement Obligations due to such Lender. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loan Agreement Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

2.12 Payments Generally; Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent after 2:00 p.m. shall, at the option of the Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day (other than with respect to payment of a LIBOR Loan), and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Rate Loans that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the

Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(ii) Payments by Borrower; Presumptions by Agent. Unless the Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Agent for the account of any of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Agent because the conditions to the applicable Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.1 hereof), the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Loan or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment hereunder.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Loan Agreement Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loan Agreement Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.3), then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loan Agreement Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably and in the priorities set forth in Section 8.3, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Restricted Subsidiary thereof (as to which the provisions of this Section shall apply unless such assignment has been approved by the Required Lenders).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. The provisions of this Section 2.13 shall not apply to any payments received by any Lender in respect of any Affiliated Loan Purchase.

2.14 [Reserved].

2.15 [Reserved].

2.16 [Reserved].

2.17 Incremental Term Loans.

(a) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Agent (whereupon the Agent shall promptly deliver a copy to each of the Lenders), request to increase the amount of Initial Term B Loans or add one or more additional tranches of term loans (any such Initial Term B Loans or additional tranche of term loans, the “Incremental Term Loans”); provided that at the time of each such request and upon the effectiveness of each Incremental Facility Amendment no Event of Default has occurred and is continuing or shall result therefrom. Notwithstanding anything to contrary herein, the aggregate principal amount of all Incremental Term Loans (other than Refinancing Term Loans) outstanding at any time (determined at the time of incurrence) shall not exceed the Maximum Incremental Facilities Amount. Each Facility of Incremental Term Loans (an “Incremental Facility”) shall be in an aggregate principal amount that is not less than $25,000,000 unless otherwise agreed by the Agent, provided that such amount may be less than the applicable minimum amount if such amount represents the entirety of the remaining Maximum Incremental Facilities Amount. Each Incremental Facility shall have the same guarantees as, and be secured on a pari passu basis by the same Collateral securing, all of the other Obligations under this Agreement and the other Loan Documents.

(b) Any Incremental Term Loans (i) may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the applicable Incremental Facility Amendment, and (ii) other than with respect to amortization, pricing or maturity date, shall otherwise have the same terms as the Initial Term B Loans or such other terms as are reasonably satisfactory to the Agent, provided that (A) except in the case of Refinancing Term Loans, if the Effective Yield payable to Lenders with respect to any Incremental Term Loans made on or prior to the date that is twelve (12) months after the Closing Date exceeds the Effective Yield of the Initial Term B Loans by more than 0.50%, then the Applicable

Margin relating to the Initial Term B Loans shall be adjusted upwards by an amount equal to such excess minus 0.50%, (B) any Incremental Term Loan shall not have a final maturity date earlier than the Maturity Date applicable to the Initial Term B Loans and (C) any Incremental Term Loan shall not have a Weighted Average Life to Maturity that is shorter than the remaining Weighted Average Life to Maturity of the Initial Term B Loans.

(c) Each notice from the Borrower pursuant to this Section 2.17 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans. Any Person selected by the Borrower that elects to extend Incremental Term Loans shall be an Eligible Assignee and, unless a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, shall be reasonably acceptable to the Agent (any such Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Lender and the Agent. Any Incremental Facility Amendment shall not require the consent of any Lenders other than the Additional Lenders with respect to such Incremental Facility Amendment. No Lender shall be obligated to provide any Incremental Term Loans, unless it so agrees. Commitments in respect of any Incremental Term Loans shall become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent, to effect the provisions of this Section 2.17. The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Agent and the Additional Lenders, be subject to the accuracy in all material respects on the date thereof of the representations and warranties contained in Article V of this Agreement and in any other Loan Document (except (i) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, in which case they shall be true and correct in all respects); provided that the Lenders providing an Incremental Facility, the proceeds of which are to be used primarily to finance a Permitted Acquisition, may agree to waive this requirement as part of customary “Sungard” limitations. The proceeds of any Incremental Term Loans may be used for general corporate purposes (including, without limitation, Permitted Acquisitions).

2.18 Extensions of Loans.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of any Class of Loans on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans of the applicable Class) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Loans of the applicable Class and otherwise modify the terms of such Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Loans and/or modifying the amortization schedule in respect of such Lender’s Loans) (each, an “Extension,” and each group of Loans as so extended, as well as the initial Term B Loans (not so extended), being a separate Class of Loans from the Class of Loans from which they were converted, it being understood that an Extension may be in the form of an increase in the amount of any other then outstanding Class of Loans otherwise satisfying the criteria set forth below), so long as the following terms are satisfied: (i) no Event of Default shall have occurred and be continuing at the time the Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees, amortization and final maturity (which shall, subject to immediately succeeding clauses, be determined between the Borrower and set forth in the relevant Extension Offer), the Loans of any Lender that agrees to an extension with respect to such Loans extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class of Loans subject to such Extension

Offer, other than terms which take effect after the Latest Maturity Date in effect immediately prior to such Extension, (iii) the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date, (iv) the amortization schedule applicable to Extended Term Loans resulting from an Extension Offer with respect to the Initial Term B Loans shall not include any principal repayment on such Extended Term Loans prior to the date that such a repayment would have been made had the Initial Term B Loans not been subject to such Extension, (v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Loans extended thereby, (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vii) if the aggregate principal amount of the Class of Loans (calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans of such Class offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans of such Class of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (viii) all documentation in respect of such Extension shall be consistent with the foregoing, (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (x) the Minimum Tranche Amount shall be satisfied unless waived by the Agent.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.18, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.5 or Section 2.13 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that (x) the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and waivable by the Borrower) of Loans of any or all applicable Classes be tendered, and (y) no Class of Extended Term Loans shall be in an amount of less than $50,000,000 and (such amount, the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Agent. The Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.18 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.5, 2.12 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.18.

(c) No consent of any Lender or the Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans (or a portion thereof). All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Classes in respect of Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Agent and the Borrower in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.18. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Agent).

(d) In connection with any Extension, the Borrower shall provide the Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Agent, in each case acting reasonably to accomplish the purposes of this Section 2.18.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.1 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Agent or Loan Party, as applicable) require the deduction or withholding of any Tax from any such payment by the Agent or a Loan Party, then the Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party, the Agent or any other applicable withholding agent shall be required by any applicable Laws to withhold or deduct any Taxes from any payment, then (A) such applicable withholding agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such applicable withholding agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.1) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limitation or duplication of the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) The Loan Parties shall, and each Loan Party does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Agent against any Taxes and any related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel to the Agent) arising from the failure of the Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective) (but only to the extent that any Loan Party has not already indemnified or reimbursed the Agent for any such Taxes that are Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so) and (y) the Agent and the Loan Parties, as applicable against any Excluded Taxes attributable to such Lender that are payable or paid by the Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrower or the Agent, as the case may be, after any payment of Taxes by the Borrower or by the Agent to a Governmental Authority as provided in this Section 3.1, the Borrower shall deliver to the Agent or the Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Agent, as the case may be.

(e) Status of Recipients; Tax Documentation.

(i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.1(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(I) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to an applicable tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV) executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.1 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.1, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (f), in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection (f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection (f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.1 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Loan Agreement Obligations.

3.2 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Agent, (i) any obligation of such Lender to make or continue LIBOR Rate Loans or to Convert Base Rate Loans to LIBOR Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the LIBOR Rate component of the Base Rate, in each case, until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, Convert all LIBOR Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the LIBOR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBOR Rate, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBOR Rate component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR Rate. Upon any such prepayment or Conversion, the Borrower shall also pay accrued interest on the amount so prepaid or Converted.

3.3 Inability to Determine Rates. If in connection with any request for a LIBOR Rate Loan or a Conversion to or continuation thereof: (a) the Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Rate Loan, or (ii) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to this clause (a), “Impacted Loans”), or (b) the Agent or the Required Lenders determine that for any reason the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such LIBOR Rate Loan, the Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended (to the extent of the affected LIBOR Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate shall be suspended, in each case until the Agent upon the instruction of the Required Lenders revokes such notice or the condition giving rise to such suspension has terminated. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans (to the extent of the affected LIBOR Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Agent has made the determination described in clause (a)(i) of the first sentence of this Section, the Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of the first sentence of this Section, (2) the Agent or the Required Lenders notify the Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Agent and the Borrower written notice thereof.

3.4 Increased Costs; Reserves on LIBOR Rate Loans.

(a) Increased Costs Generally. If any Change in Law occurring after the date that such Lender first became a Lender shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.4(e) or otherwise reflected in the LIBOR Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law occurring after the date that such Lender first became a Lender affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital or liquidity of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall include a written statement setting forth in reasonable detail the basis for calculating such amount or amounts and be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.4 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on LIBOR Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender, together with a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection (e). If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.5 Compensation for Losses. Upon demand of any Lender (with a copy to the Agent), which demand shall include a written statement, setting forth in reasonable detail the basis for calculating amounts owed to such Lender pursuant to this Section 3.5, from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred, without duplication of any amounts to which a Lender is otherwise entitled pursuant to the other provisions of this Article III, by it as a result of:

(a) any continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.14;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profits). The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

3.6 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.4, or requires the Borrower to pay any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or if any Lender gives a notice pursuant to Section 3.2, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.2, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.4, has invoked the provisions of Section 3.2, or if the Borrower is required to pay any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.6(a) that eliminates such increased compensation or other additional amounts, the Borrower may replace such Lender in accordance with Section 10.14.

3.7 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Loan Agreement Obligations hereunder, and resignation of the Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.1 Conditions of Initial Credit Extension. The obligation of each Lender to make its Initial Term B Loan hereunder is subject to satisfaction of the following conditions precedent:

(a) The Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) (followed promptly by originals) unless otherwise specified, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):

(i) counterparts of this Agreement each properly executed by a Responsible Officer of the signing Loan Party and the Lenders in such number as the Agent may request;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and each in form and substance reasonably satisfactory to the Agent;

(iv) copies of each Loan Party’s Organization Documents and such other documents and certifications as the Agent may reasonably request as to good standing;

(v) a favorable opinion of each of (i) Wachtell, Lipton, Rosen & Katz, (ii) local counsel in such jurisdictions as the Agent may reasonably request and (iii) general counsel to the Loan Parties, addressed to the Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request, in form and substance reasonably satisfactory to the Agent;

(vi) a certificate of a Responsible Officer of the Borrower certifying (A) that the conditions specified in this Section 4.1 have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material

Adverse Effect, (C) to the Solvency of the Loan Parties as of the Closing Date after giving effect to the Transactions, and (D) to the knowledge of such Responsible Officer, that all consents, licenses or approvals required in connection with the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are party, if any, have been obtained and are in full force and effect;

(vii) evidence reasonably satisfactory to the Agent that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agent required under the Loan Documents have been obtained and are in effect;

(viii) a release from the agent under the SHC Credit Agreement reasonably satisfactory in form and substance to the Agent evidencing that the Loan Parties liable in respect of the SHC Credit Agreement immediately prior to the Separation have been or concurrently with the Closing Date are being released as guarantors under the SHC Credit Agreement and the other “Loan Documents” (as defined in the SHC Credit Agreement), and all Liens securing obligations of such Loan Parties under the SHC Credit Agreement have been or concurrently with the Closing Date are being released;

(ix) the Security Documents (other than Mortgages and Control Agreements (as such term is defined in the Guaranty and Security Agreement) to be delivered post-closing) and all other Loan Documents (to the extent to be executed on the Closing Date), each duly executed by the applicable Loan Parties;

(x) the ABL Intercreditor Agreement, fully executed by the ABL Agent, the Agent, and acknowledged by the Loan Parties;

(xi) results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Liens permitted by Section 7.1 and Liens for which termination statements satisfactory to the Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Agent for the delivery of such termination statements have been made;

(xii) the Agent shall have received an upfront fee in Dollars on the Closing Date in an amount equal to 0.50% of the principal amount of the Initial Term B Loans for the account of each Initial Term B Lender.

(xiii) (A) all documents and instruments, including Uniform Commercial Code financing statements reasonably requested by the Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Loan Documents and (B) control agreements to the extent required under the Security Documents; and

(xiv) such other assurances, certificates, documents, consents or opinions as the Agent reasonably may require.

(b) The Agent shall have received evidence reasonably satisfactory to it that the Separation shall be consummated on the Closing Date.

(c) Substantially concurrently with the effectiveness of this Agreement, the ABL Facility shall become effective.

(d) All fees required to be paid to the Agent or the Arranger on or before the Closing Date shall have been paid in full, and all fees required to be paid to the Lenders on or before the Closing Date shall have been paid in full.

(e) The Borrower shall have paid all fees, charges and disbursements of counsel to the Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Agent).

(f) The Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act.

(g) [Reserved].

(h) The representations and warranties of each Loan Party contained in Article V or in any other Loan Document, shall be true and correct in all material respects on and as of the Closing Date, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (ii) in the case of any representation and warranty qualified by materiality, in which case they shall be true and correct in all respects.

(i) No Default or Event of Default shall exist, or would result from the application of the proceeds thereof.

(j) The Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

Without limiting the generality of the provisions of Section 9.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lenders to enter into this Agreement and to make Loans hereunder, the Borrower, on behalf of each Loan Party, represents and warrants to the Agent and the Lenders that:

5.1 Existence, Qualification and Power. Each Loan Party (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. The Perfection Certificate sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.2 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) except where such conflict would not reasonably be expected to have a Material Adverse Effect, conflict with or result in any breach, termination, or contravention of, or constitute a default under (i) any Separation Agreement or any Material Indebtedness to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agent under the Security Documents and Liens permitted by Section 7.1); or (d) except where such violation would not reasonably be expected to have a Material Adverse Effect, violate any Law.

5.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents or (b) such as have been obtained or made and are in full force and effect.

5.4 Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.5 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited Consolidated balance sheet of the Borrower and its Subsidiaries dated November 1, 2013, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.6 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Restricted Subsidiaries or against any of its properties or revenues that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.7 [Reserved].

5.8 Ownership of Property; Liens.

(a) Each of the Loan Parties has good record and marketable title in fee simple to or valid leasehold interests in, all Real Estate necessary or used in the ordinary conduct of its business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets used in the conduct of its business except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Perfection Certificate sets forth the address of all Real Estate (excluding Leases) that is owned by the Loan Parties and indicates each piece of Real Estate constituting a Mortgaged Property. The Perfection Certificate sets forth the address of all Leases of the Loan Parties, together with the name of each lessor and its contact information with respect to each such Lease as of the Closing Date. As of the Closing Date, each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.9 Environmental Compliance.

(a) No Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: none of the properties currently or formerly owned or operated by any Loan Party is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party.

(c) Except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party is undertaking, and no Loan Party has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law. All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

5.10 Insurance. In accordance with Section 6.7 hereof, the properties of the Loan Parties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks (including, without limitation, worker’s compensation, commercial general liability, insurance on real and personal property and directors and officers liability insurance) as are reasonably determined by the Borrower and customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate. The Perfection Certificate sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. As of the Closing Date, each insurance policy listed in the Perfection Certificate is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11 Taxes. The Loan Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect. As of the Closing Date, no Loan Party or any Subsidiary thereof is a party to any tax sharing agreement other than in connection with the Separation Agreements.

5.12 ERISA Compliance.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Plan and, to the knowledge of the Loan Parties, any Multiemployer Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws, and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan and, to the knowledge of the Loan Parties, any Multiemployer Plan, in each case that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) the Borrower and each ERISA Affiliate meet all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 80% or higher; (iv) neither the Borrower nor any ERISA Affiliate has incurred any unsatisfied liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction described in Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.13 Subsidiaries; Equity Interests. As of the Closing Date, the Loan Parties have no Subsidiaries other than those disclosed in the Perfection Certificate, which sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. All of the outstanding Equity Interests in the Loan Parties (other than the Borrower) and such Subsidiaries have been validly issued, are fully paid and non-assessable and, as of the Closing Date, are owned by the Persons specified and in the amounts specified in the Perfection Certificate free and clear of all Liens other than Liens permitted by Section 7.1. Except as set forth in the Perfection Certificate, there are no outstanding rights to purchase any Equity Interests in any Subsidiary as of the Closing Date. As of the Closing Date, the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in the Perfection Certificate. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.1 are true and correct copies of each such document as of the Closing Date, each of which was valid and in full force and effect as of the Closing Date.

5.14 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Loans shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b) None of the Loan Parties or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The reports, financial statements, certificates and other written information (other than as set forth below and other than information of a general economic or industry nature) furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the Transactions and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, when taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided, that, with respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such financial information as it relates to future events is not to be viewed as fact and that such projections may vary from actual results and that such variances may be material.

5.16 Compliance with Laws. Each of the Loan Parties is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Loan Parties own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, without, to the knowledge of the Loan Parties, conflict with the rights of any other Person or infringement upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.18 Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party pending or, to the knowledge of any Loan Party, threatened; (ii) the hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters; (iii) no Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state Law; and (iv) all payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.18, as of the Closing Date, no Loan Party is a party to or bound by any collective bargaining agreement. As of the Closing Date, there are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party which would individually or in the aggregate reasonably be expected to result in a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound.

5.19 Security Documents.

(a) The Guaranty and Security Agreement creates in favor of the Agent, for the benefit of the Credit Parties referred to therein, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Guaranty and Security Agreement), subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the making of the filings contemplated in the Guaranty and Security Agreement and/or the obtaining of “control” (as defined in the UCC) of the Collateral under the Guaranty and Security Agreement, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Loan Parties thereunder in all Collateral that may be perfected under the UCC (in effect on the date this representation is made) by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, in each case prior and superior in right to any other Person (other than Permitted Encumbrances which by operation of Law or the ABL Intercreditor Agreement or any Customary Intercreditor Agreement would have priority to the Liens securing the Obligations).

(b) Each Mortgage creates, or when executed will create, in favor of the Agent, for the benefit of the Credit Parties referred to therein, a legal, valid, continuing and enforceable security interest in the applicable Mortgaged Property, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the recording of each Mortgage, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Loan Parties thereunder in the applicable Mortgaged Property, in each case prior and superior in right to any other Person (other than Permitted Encumbrances that by operation of Law or the ABL Intercreditor Agreement or any Customary Intercreditor Agreement would have priority to the Liens securing the Obligations).

5.20 Solvency. As of the Closing Date, after giving effect to the Transactions, the Loan Parties, on a Consolidated basis, are Solvent.

5.21 OFAC. None of the Borrower, any of its Restricted Subsidiaries, or any of the Borrower’s directors or officers, nor, to the knowledge of the Borrower, any directors or officers of any of the Borrower’s Restricted Subsidiaries, (i) is currently the subject of any Sanctions, or (ii) is organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been or will be used by the Borrower or its Restricted Subsidiaries, directly or indirectly, (A) to lend, contribute to, provide financing for or otherwise fund any activity or business in any Designated Jurisdiction, (B) to fund any activity or business of any Person organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or (C) in any other manner that will result in any violation by any party to any Loan Document (including any Lender, the Arranger or the Agent) of Sanctions. The Borrower and each of its Restricted Subsidiaries is in compliance, in all material respects, with the Act.

5.22 [Reserved].

5.23 Separation.

(a) The Loan Parties have delivered to the Agent a complete and correct copy of each Separation Agreement, including all schedules and exhibits thereto, as of the Closing Date. Such Separation Agreements sets forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby, in each case as of the Closing Date. The execution, delivery and performance of each such Separation Agreement has been duly authorized by all necessary action on the part of each Loan Party party thereto. No authorization or approval or other action by, and no notice to filing with or license from, any Governmental Authority is required for the consummation of the transactions contemplated by the Separation Agreements other than such as have been obtained on or prior to the Closing Date. The Separation Agreements are, as of the Closing Date, the legal, valid and binding obligation of each Loan Party party thereto and, to the best knowledge of any Loan Party, the other parties thereto, enforceable against such parties in accordance with their terms.

(b) Contemporaneously with the Closing Date, all aspects of the Separation have been effected in all material respects in accordance with terms of the Separation Agreements and applicable Law. All consents and approvals of, and filings and registrations with, and all other actions in respect of, all Governmental Authorities required in order to consummate the Separation have been obtained, given, filed or taken and are in full force and effect contemporaneously with the Closing Date.

5.24 Foreign Corrupt Practices Act.

(a) Except as disclosed to the Arranger on or prior to the Closing Date, none of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any director, officer, agent, employee, or other person acting on behalf of the Borrower or any of its Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) violated the Foreign Corrupt Practices Act of 1977 as amended.

(b) No part of the proceeds of the Loans will be used by the Borrower or any Subsidiary, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in any case in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.25 Casualty. Since the date of the Audited Financial Statements, the businesses and properties of the Loan Parties and their Restricted Subsidiaries, considered as a whole, have not been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other Casualty Event (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Loan Agreement Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.1, 6.2, and 6.3) cause each of its Restricted Subsidiaries to:

6.1 Financial Statements. Deliver to the Agent:

(a) as soon as available, but in any event within 95 days after the end of each Fiscal Year of the Borrower (commencing with the fiscal year ended January 31, 2014), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower (commencing with the Fiscal Quarter ended May 2, 2014), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Quarter and for the portion of the Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Fiscal Quarter of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) [Reserved];

(d) as soon as available, but in any event no more than 60 days after the end of each Fiscal Year of the Borrower, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Agent, consisting of a projected balance sheet, income statement and cash flows of the Borrower and its Subsidiaries on a monthly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs).

6.2 Certificates; Other Information. Deliver to the Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, a statement of reconciliation conforming such financial statements to GAAP, (ii) to the extent applicable, related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements, in reasonable detail (it being understood that full financial statements for any applicable Unrestricted Subsidiaries shall not be required), (iii) in the case of a Compliance Certificate delivered in connection with the delivery of financial statements referred to in Section 6.1(a), reasonably detailed calculations, beginning with the financial statements for the fiscal year of the Borrower ending January 30, 2015, of Excess Cash Flow for such fiscal year, (iv) a reasonably detailed calculation of the Net Proceeds received during the applicable period by or on behalf of the Borrower or any Restricted Subsidiary in respect of any event described in Section 2.5(b)(ii) and the portion of such Net Proceeds that has been invested or are intended to be reinvested in accordance with Section 2.5(b)(ii)(B).

(b) [Reserved];

(c) promptly upon receipt, copies of any report submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with any Internal Control Event or any other event that would reasonably be expected, individually or in the aggregate with other events, to result in a Material Adverse Effect;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934;

(e) [Reserved];

(f) [Reserved];

(g) upon request of the Agent after the end of each Fiscal Year of the Loan Parties, evidence of insurance renewals as required under Section 6.7 hereunder in form and substance reasonably acceptable to the Agent;

(h) promptly after the Agent’s request therefor, copies of all documents evidencing Material Indebtedness;

(i) [Reserved]; and

(j) promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Agent (on its own behalf or on behalf of any Lender) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.1 or Section 6.2 may be delivered by electronic mail or by posting to a website and, if so delivered by posting to a website, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.2; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent and including, without limitation, the website of the SEC). The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Loan Parties hereby acknowledge that (a) the Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of the Securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.8); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.3 Notices. Promptly notify the Agent upon obtaining knowledge:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect,

(c) of any breach or non-performance of, or any default under, any of the Separation Agreements described in clauses (a), (b), (c), (e), (g) or (j) of the definition thereof or with respect to Material Indebtedness of any Loan Party or any Restricted Subsidiary thereof;

(d) of receipt by any Loan Party or any Restricted Subsidiary thereof of a notice or other correspondence from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding, investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Restricted Subsidiary thereof or any other matter, in each case which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(e) of any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Restricted Subsidiary thereof and any Governmental Authority; or the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Restricted Subsidiary thereof, including pursuant to any applicable Environmental Laws, in each case which would be reasonably expected to result in a Material Adverse Effect;

(f) of the occurrence of any ERISA Event; and

(g) of any material change in accounting policies or financial reporting practices by any Loan Party or any Restricted Subsidiary thereof;

(h) of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $5,000,000; and

(i) of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed. Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

6.4 Payment of Taxes. Pay and discharge before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property (ii) all payments required to be made to any Pension Plan, and (iii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (x) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors or (y) if such non-payments, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

6.5 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.4 or 7.5; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.6 Maintenance of Properties. Except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect: (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof.

6.7 Maintenance of Insurance.

(a) Maintain or cause to be maintained with financially sound and reputable insurance companies and not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by Law, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.

(b) Maintain for themselves and their Restricted Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by the Agent furnish the Agent certificates evidencing renewal of each such policy.

(c) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Agent evidence of such compliance in form and substance reasonably acceptable to the Agent, including, without limitation, evidence of annual renewals of such insurance.

(d) Cause commercial general liability policies to be endorsed to name the Agent as an additional insured.

(e) Cause business interruption and property policies, if any, to name the Agent as a loss payee and to use commercially reasonable efforts to cause such policies to be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, and (ii) a provision to the effect that none of the Loan Parties, the Agent, the Agent or any other party shall be a co-insurer.

(f) Use commercially reasonable efforts to cause each such policy referred to in subsections (d) and (e) above to also provide that it shall not be canceled, modified or non-renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent.

6.8 Compliance with Laws. Comply in all material respects with the requirements of all Laws (including all Environmental Laws and the Act, anti-money laundering laws and OFAC) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP and (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.9 Books and Records; Accountants.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Restricted Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Restricted Subsidiary, as the case may be.

(b) At all times retain a Registered Public Accounting Firm and, on request of the Agent, instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Agent.

6.10 Inspection Rights. Permit representatives and independent contractors of the Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, the insurance policies maintained by or on behalf of the Loan Parties and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower.

6.11 Additional Guarantors. Promptly notify the Agent at the time that any Person becomes a Subsidiary or any Person that is an Unrestricted Subsidiary becomes a Restricted Subsidiary, and cause any such Person that is a wholly-owned Domestic Subsidiary that is a Restricted Subsidiary to (a) promptly thereafter (and in any event within fifteen (15) days of such Person becoming a Subsidiary or a Restricted Subsidiary, as the case may be, or such later date as the Agent may agree) (i) become a Guarantor by executing and delivering to the Agent a Joinder Agreement or such other documents as the Agent shall reasonably deem appropriate for such purpose, (ii) grant a Lien to the Agent on such Person’s assets of the same type that constitute Collateral to secure the Obligations (excluding any Material Real Estate) and take such actions as may be required under the Security Documents to perfect such Lien, and (iii) deliver to the Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.1(a), (b) promptly thereafter (and in any event within ninety (90) days of such Person becoming a Subsidiary or a Restricted Subsidiary, as the case may be, or such later date as the Agent may agree), (i) grant a Lien to the Agent on such Person’s Material Real Estate to secure the Obligations and take such actions as may be required under the Security Documents to perfect such Lien and (ii) if reasonably requested by the Agent, deliver documents of the types referred to in Schedule 6.15 and, (c) if reasonably requested by the Agent, deliver customary opinions of counsel to such Person in connection with the foregoing clauses (a) and (b), in each case in form, content and scope reasonably satisfactory to the Agent. In no event shall compliance with this Section 6.11 waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.11 if such transaction was not otherwise expressly permitted by this Agreement.

6.12 [Reserved].

6.13 Information Regarding the Collateral. Furnish to the Agent at least five (5) days prior written notice of any change in: (i) any Loan Party’s name; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Term Loan Collateral (including the establishment of any such new office); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization.

6.14 [Reserved].

6.15 Post-Closing Actions Relating to Collateral. Notwithstanding anything to the contrary contained in this Agreement or the Security Documents, the parties hereto acknowledge and agree that the Borrower and the other Loan Parties shall take the actions specified in Schedule 6.15 as promptly as reasonably practicable, and in any event within the periods after the Closing Date specified in Schedule 6.15. The provisions of Schedule 6.15 shall be deemed incorporated by reference herein as fully as if set forth herein in their entirety.

6.16 Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Law, or which the Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.

(b) If any material assets of the type which constitute Collateral under the Security Documents (including, without limitation, any Material Real Estate) are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the perfected Lien under the Security Documents upon acquisition thereof), notify the Agent thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be reasonably requested by the Agent to grant and perfect such Liens, including actions described in Section 6.15 and subsection (a) of this Section 6.16, all at the expense of the Loan Parties. In no event shall compliance with this subsection (b) waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this subsection (b) if such transaction was not otherwise expressly permitted by this Agreement.

6.17 [Reserved].

6.18 [Reserved].

6.19 Maintenance of Ratings. Use commercially reasonable efforts to maintain a rating of the Facilities and a corporate debt rating for the Borrower by each of S&P and Moody’s (but not to obtain or maintain a specific rating).

6.20 Conference Calls. In the case of the Borrower, upon the request of the Agent or the Required Lenders, participate in a conference call of the Agent and the Lenders once during each Fiscal Year at such time as may be agreed to by the Borrower and the Agent.

6.21 Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing and on a Pro Forma Basis, the Total Leverage Ratio as of the end of the most recent Measurement Period is not greater than 5.25:1.00 and (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the ABL Facilities . The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and (y) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value of the Unrestricted Subsidiary so designated at the date of such designation. Any such designation shall be evidenced to the Agent by filing with the Agent a certificate of a Responsible Officer certifying that such designation or revocation complied with the foregoing conditions.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Loan Agreement Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1 Liens. Create, incur, assume or suffer to exist any Lien upon any Collateral, whether now owned or hereafter acquired, other than, Permitted Encumbrances.

7.2 Investments. Make any Investments, except Permitted Investments.

7.3 Indebtedness. Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness.

7.4 Fundamental Changes. Merge, dissolve, liquidate or consolidate with or into another Person, except that:

(a) any Subsidiary which is not a Loan Party may merge or consolidate with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person or the non-Loan Party surviving such merger shall execute such documentation as the Agent may reasonably request to confirm its assumption of the obligations of such Loan Party under the Loan Documents, or (ii) any one or more other Restricted Subsidiaries which are not Loan Parties, provided that when any Restricted Subsidiary is merging with another Subsidiary, the continuing or surviving Person shall be a Restricted Subsidiary;

(b) any Loan Party may merge into or consolidate with another Loan Party, provided that in any merger involving the Borrower, the Borrower shall be the continuing or surviving Person;

(c) in connection with a Permitted Acquisition, any Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of a Loan Party and such Person shall become a Loan Party to the extent required in accordance with the provisions of Section 6.11 hereof, and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person or the Person surviving such merger shall execute such documentation as the Agent may reasonably request to confirm its assumption of the obligations of such Loan Party under the Loan Documents;

(d) any Restricted Subsidiary may liquidate or dissolve into its parent entity to the extent the Borrower reasonably determines that the continued existence of such Subsidiary is no longer in the best interests of the Borrower and its Restricted Subsidiaries; and

(e) so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect thereto, in connection with a Permitted Disposition of a Restricted Subsidiary, such Subsidiary may merge or consolidate into any Person that is not a Subsidiary.

7.5 Dispositions. Make any Disposition, except Permitted Dispositions.

7.6 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except the following:

(a) each Restricted Subsidiary of a Loan Party may make Restricted Payments to the holder of its Equity Interests, provided that any such Restricted Payment to a Person that is not a Loan Party shall not exceed such Person’s ratable share of the Restricted Payments so made;

(b) the Loan Parties and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Equity Interests of such Person, other than Disqualified Stock;

(c) the Borrower may make the Closing Date Dividend;

(d) the Borrower or any Restricted Subsidiary may pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of it or any direct or indirect parent thereof held by any future, present or former employee, director, manager, officer or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries pursuant to any employee, management, director or manager equity plan, employee, management, director or manager stock option plan or any other employee, management, director or manager benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, manager, officer or consultant of the Borrower or any Subsidiary; provided that such payments do not exceed $2,000,000 in any calendar year, provided that any unused portion of the preceding basket for any calendar year may be carried forward to succeeding calendar years, so long as the aggregate amount of all Restricted Payments made pursuant to this subsection (d) in any calendar year

(after giving effect to such carry forward) shall not exceed $5,000,000; provided further that cancellation of Indebtedness owing to the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries from members of management of the Borrower, any of the Borrower’s direct or indirect parent companies or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of any of the Borrower’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(e) the Borrower or any of its Restricted Subsidiaries may make additional Restricted Payments, in cash or in kind, in an amount (or with a value) not to exceed the Available Amount, provided that, the time of any such Restricted Payment, (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) after giving effect thereto, the Senior Secured Leverage Ratio as of the end of the most recently ended Measurement Period (calculated on a Pro Forma Basis as if such Restricted Payment had occurred at the beginning of such four-quarter period) would be less than 3.25:1.00;

(f) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Borrower in exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Restricted Subsidiary or to an employee stock ownership plan) of Equity Interests of the Borrower (other than Disqualified Stock) so long as the proceeds thereof are excluded from the Available Amount;

(g) repurchases of Equity Interests deemed to occur (i) upon exercise of stock options, stock appreciation rights or warrants if such Equity Interests represent a portion of the exercise price of such options, stock appreciation rights or warrants or (ii) for purposes of satisfying any required tax withholding obligation upon the exercise or vesting of a grant or award that was granted or awarded to an employee or director;

(h) the repurchase, redemption or other acquisition for value of Equity Interests of Borrower deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of Borrower or its Subsidiaries, in each case, permitted under this Agreement; and

(i) other Restricted Payments, in cash or in kind, not to exceed $25,000,000 in the aggregate.

7.7 Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Specified Indebtedness, except (a) as long as no Default or Event of Default then exists, regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Specified Indebtedness, (b) Permitted Refinancings of any such Indebtedness, (c) as long as no Event of Default exists or would result therefrom, up to $40,000,000 of aggregate Specified Indebtedness, (d) the conversion (or exchange) of any Specified Indebtedness to, or the payment of any Specified Indebtedness from the proceeds of the issuance of, Equity Interests and (e) so long as no Event of Default has occurred and is continuing or would result therefrom and after giving effect thereto, the Senior Secured Leverage Ratio as of the end of the most recently ended Measurement Period (calculated on a Pro Forma Basis as if such Restricted Payment had occurred at the beginning of such four-quarter period) would be less than 3.25:1:00, payments of Specified Indebtedness from the Available Amount.

7.8 Change in Nature of Business.

Engage in any line of business substantially different from the business conducted by the Loan Parties and their Restricted Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

7.9 Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Restricted Subsidiary as would be obtainable by the Loan Parties or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between or among the Loan Parties, (b) transactions described in the Separation Agreements, (c) transactions described in the Borrower’s Form 10 under the Section titled “Certain Relationships and Related Party Transactions,” (d) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (e) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or any of its Restricted Subsidiaries, (f) the provision of ordinary course administrative services to Subsidiaries that are not Loan Parties, (g) Restricted Payments otherwise permitted under this Agreement, (h) as long as no Change of Control results therefrom, any issuances of securities of the Borrower (other than Disqualified Stock) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans (in each case in respect of Equity Interests in the Borrower) of the Borrower or any of its Restricted Subsidiaries, (i) the existence of, or the performance by the Loan Parties or any Restricted Subsidiary, of the obligations under the terms of any agreement to which it is a party as of the Closing Date, as set forth on Schedule 7.9, and (j) any transaction or series of related transactions involving one or more payments by the Borrower or its Restricted Subsidiaries of less than $1,000,000 in the aggregate.

7.10 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, the ABL Facility or any other Loan Document) that limits the ability of any Restricted Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, except for encumbrances and restrictions under Contractual Obligations existing under or by reason of (i) this Agreement, the ABL Facility and the other Loan Documents and the documents governing the Other Liabilities; (ii) any restrictions with respect to the Borrower or a Restricted Subsidiary imposed pursuant to (A) an agreement that has been entered into in connection with the disposition of all or any portion of the equity interests or assets of the Borrower or such Restricted Subsidiary or (B) contracts for the sale of assets that impose restrictions solely on the assets to be sold; (iii) the provisions contained in any Permitted Indebtedness (and in any refinancing of such indebtedness so long as no more restrictive than those contained in the respective Indebtedness so refinanced); (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Restricted Subsidiary of the Borrower entered into in the ordinary course of business and customary provisions contained in other leases, sub-leases, licenses or sub-licenses and other agreements, in each case, entered into in the ordinary course of business; (v) customary provisions restricting assignment of any contract entered into by the Borrower or any Restricted Subsidiary of the Borrower; (vi) any agreement or instrument of a Person acquired as permitted hereunder, which restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective acquisition and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective acquisition; (vii) customary provisions restricting the assignment of licensing agreements, management agreements or franchise agreements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business; (viii) restrictions on the transfer of assets securing purchase money obligations and capitalized lease obligations which are permitted hereunder;

(ix) customary net worth provisions contained in real property leases entered into by Restricted Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Restricted Subsidiaries to meet their ongoing obligations; (x) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and (xi) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture.

7.11 Use of Proceeds. Use the proceeds of any Loan, whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

7.12 Amendment of Organization Documents and Indebtedness. Amend, modify or waive any of a Loan Party’s rights under (a) its Organization Documents in a manner materially adverse to the Agent and the Lenders, or (b) any Indebtedness if such amendment, modification or waiver would be in violation of any intercreditor agreement among the Agent and the holder of such Indebtedness.

7.13 Fiscal Year. Change the Fiscal Year of any Loan Party, except as required by GAAP or to coincide with the calendar year; provided, however, that the Borrower may, upon written notice to the Agent, change its Fiscal Year to any other fiscal year reasonably acceptable to the Agent, in which case the Borrower and the Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

7.14 Sanctions. Directly or indirectly (including through any Subsidiary or joint venture), use the proceeds of any Loan to fund any activities or business (i) with any individual or entity that is the subject of Sanctions, (ii) in any Designated Jurisdiction, or (iii) in any other manner that will result in a violation by any party to any Loan Document (including the Lenders, Arranger and Agent) of Sanctions.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.1 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid, any amount of principal of any Loan, or (ii) within three (3) days after the same is due, any amount of interest due on any Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.3(a), 6.5 (with respect to the Borrower) or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, or certification made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs (excluding the sale or other disposition of collateral with respect to Material Indebtedness giving rise to a repayment obligation in respect thereof), the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or cash collateral in respect thereof to be demanded, prior to its stated maturity; provided that no ABL Financial Covenant Default shall constitute an Event of Default under this clause (e) until the earlier to occur of (x) the acceleration of the Indebtedness under the ABL Facility and (y) the exercise of any remedies by the ABL Agent or the lenders under the ABL Facility in respect of any Collateral; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary thereof (except, in the case of any Restricted Subsidiary, to the extent the aggregate assets or revenue of all Restricted Subsidiaries subject to such event is not in excess of 5% of the Borrower’s consolidated total revenue or consolidated total assets) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 60 calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Judgments. There is entered against any Loan Party or any Restricted Subsidiary thereof (except, in the case of any Restricted Subsidiary, to the extent the aggregate assets or revenue of all Restricted Subsidiaries subject to such event is not in excess of 5% of the Borrower’s consolidated total revenue or consolidated total assets) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $35,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which would reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which would reasonably be expected to result in a Material Adverse Effect; or

(i) Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason, ceases to be in full force and effect; or any Loan Party or any Affiliate contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any portion of the Collateral with an aggregate fair market value exceeding $15,000,000, with the priority required by the applicable Security Document; or

(j) Change of Control. There occurs any Change of Control.

8.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a) declare the Commitments of each Lender to be terminated, whereupon such Commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Loan Agreement Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) whether or not the maturity of the Loan Agreement Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Agent under this Agreement, any of the other Loan Documents or Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Loan Agreement Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent;

provided, however, that upon the occurrence of any Default or Event of Default with respect to the Borrower under Section 8.1(f), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans, all interest accrued thereon and all other Loan Agreement Obligations shall automatically become due and payable, in each case without further act of the Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Obligations have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Agent in the following order, subject in each case to the ABL Intercreditor Agreement and any applicable Customary Intercreditor Agreement:

First, to payment of that portion of the Obligations constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent;

Second, to payment of that portion of the Obligations constituting indemnities (including indemnities due under Section 10.4 hereof), Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including Credit Party Expenses to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of all other Obligations and fees, ratably among the Credit Parties in proportion to the respective amounts described in this clause Third payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Notwithstanding the foregoing, (a) amounts received from the Borrower or any Guarantor that is not an “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to the obligations that are Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause (a), to the extent permitted by applicable law, the Agent shall make such adjustments as it determines are appropriate to distributions from amounts received from “Eligible Contract Participants” to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to obligations of the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other obligations) and (b) Other Liabilities under Cash Management Services shall be excluded from the application described above if the Agent has not received written notice thereof, together with such supporting documentation as the Agent may request, from the applicable Cash Management Service provider. Each Cash Management Service provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

THE AGENT

9.1 Appointment and Authority. Each of the Lenders (in its capacity as a Lender) hereby irrevocably appoints Bank of America to act on its behalf as the administrative agent and collateral agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the other Credit Parties, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.2 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

9.3 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Applicable Lenders, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Applicable Lenders (as the Agent shall believe in good faith shall be necessary under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by a Loan Party or a Lender. In the event that the Agent obtains such actual knowledge or receives such a notice, the Agent shall give prompt notice thereof to the Lenders. Upon the occurrence of a Default or an Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or

Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.4 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.6 Resignation of Agent. The Agent may at any time give written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.

9.7 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. The Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.

9.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as the Agent or a Lender hereunder.

9.9 Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the Agent and such Credit Parties under Sections 2.9 and 10.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.9 and 10.4.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Credit Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Credit Party or to authorize the Agent to vote in respect of the claim of any Credit Party in any such proceeding.

The Credit Parties hereby irrevocably authorize the Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner, subject to any applicable intercreditor agreement, purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Credit Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (x) of Section 10.1(a) of this Agreement, and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Credit Party or any acquisition vehicle to take any further action.

9.10 Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Loan Agreement Obligations (other than contingent obligations for which no claim has been asserted), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of (to a Person that is not a Loan Party) as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.1;

(b) to subordinate, make senior or make pari passu any Lien on any property granted to or held by the Agent under any Loan Document to or with the Lien of any other Person on such property, as contemplated by clauses (i), (r) and (y) of the definition of “Permitted Encumbrances” and to enter into the intercreditor agreements contemplated under clauses (i), (r) and (y) of the definition of “Permitted Encumbrances” or otherwise under this Agreement; and

(c) to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Restricted Subsidiary or becomes an Unrestricted Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty and Security Agreement pursuant to this Section 9.10 and its authority to give the releases set forth in Section 10.22. The Agent agrees upon the request of the Borrower and at the Borrower’s expense to negotiate in good faith and enter into any ABL Intercreditor Agreement or Customary Intercreditor Agreement permitted under this Agreement in connection with the incurrence by the Borrower or any Restricted Subsidiary of the applicable secured Indebtedness.

9.11 Notice of Transfer. The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Loan Agreement Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.6.

9.12 Agency for Perfection. Each Credit Party hereby appoints each other Credit Party as agent for the purpose of perfecting Liens for the benefit of the Credit Parties, in assets which, in accordance with Article 9 of the UCC or any other Law of the United States can be perfected only by possession or control. Should any Credit Party (other than the Agent) obtain possession or control of any such Collateral, such Credit Party shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

9.13 Indemnification of Agent. Without limiting the obligations of Loan Parties hereunder, to the extent that the Loan Parties for any reason fails to indefeasibly pay any amount required under Section 10.4 to be paid by them to the Agent (or any sub-agent thereof), the Lenders shall indemnify the Agent, any sub-agent thereof and any Related Party, as the case may be ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, any sub-agent thereof and their Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent, any sub-agent thereof and their Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s, any sub-agent’s and their Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.14 Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

ARTICLE X

MISCELLANEOUS

10.1 Amendments, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders or by the Agent, with the consent of the Required Lenders, and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i) increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2) without the written consent of such Lender;

(ii) as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including on the Maturity Date) of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written consent of such Lender, or (ii) any scheduled or mandatory reduction or termination of the Commitments hereunder or under any other Loan Document, without the written consent of such Lender;

(iii) as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan held by such Lender, or (subject to clause (ii) of the second proviso to this Section 10.1(a)) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written consent of such Lender; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv) as to any Lender, change Section 8.3 in a manner that would alter the priorities set forth therein or the pro rata sharing of payments required thereby without the written consent of such Lender;

(v) change any provision of this Section 10.1 or the definition of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vi) except as expressly permitted hereunder or under any other Loan Document, release all or substantially all of the value of the Guarantees of the Obligations by the Guarantors without the written consent of each Lender;

(vii) except for Permitted Dispositions or as provided in Section 9.10, release all or substantially all of the Collateral from the Liens of the Security Documents without the written consent of each Lender;

(viii) [Reserved];

(ix) [Reserved]; and

(x) except as expressly permitted herein or in any other Loan Document, subordinate the Loan Agreement Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of any Agent under this Agreement or any other Loan Document; (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (iii) any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (x) no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Other Liabilities owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party, and (y) any Loan Document may be amended and waived with the consent of the Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents.

(c) If any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender, each affected Lender or all Lenders with respect to a certain Class of Loans, as applicable, and that has been approved by the Required Lenders (or the requisite percentage Lenders of the applicable Class), the Borrower may replace such Non-Consenting Lender with respect to this Agreement or with respect to the Class of Loans or Commitments that is the subject of such related amendment, waiver, consent or release, as applicable, in accordance with Section 10.14; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

(d) Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Agent and the Borrower (i) to add one or more additional revolving credit or term loan facilities to this Agreement, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share (on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Agent and approved by the Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

(e) Notwithstanding and in addition to the foregoing, the Agent may, with the consent of the Borrower only, amend, modify or supplement any Loan Document to cure any ambiguity, omission, defect or inconsistency therein, so long as such amendment, modification or supplement does not adversely affect the rights of any Credit Party.

10.2 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to a Loan Party or the Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.2; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. Each of the Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Agent’s transmission of Borrower Materials through the Internet.

(d) Change of Address, Etc. Each of the Loan Parties and the Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of the Securities Laws.

(e) Reliance by Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

10.3 No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 8.2 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents or (b) any Lender from exercising setoff rights in accordance with Section 10.9 (subject to the terms of Section 2.13); and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 8.2 and (ii) in addition to the matters set forth in clause (b) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.4 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay all Credit Party Expenses.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agent (and any sub-agent thereof), the Lenders, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the reasonable fees, charges and out-of-pocket disbursements of one counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all indemnified persons (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (1) the gross negligence or willful misconduct of such Indemnitee, or (2) in respect of disputes solely among Indemnitees that do not result from an act or omission of a Loan Party (other than claims against an Indemnitee acting in its capacity as agent or arranger or similar role under this Agreement). Without limiting the provisions of Section 3.1(c), this Section 10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

(d) Payments. All amounts due under this Section shall be payable on demand therefor.

(e) Limitation of Liability. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 10.2(e) shall survive the resignation of any Agent, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Loan Agreement Obligations.

10.5 Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Loan Agreement Obligations and the termination of this Agreement.

10.6 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Agent and each Lender (unless otherwise permitted pursuant to this Agreement), and, subject to Section 10.7, no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans of any Class at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; provided that, to the extent the consent of the Borrower is required, it shall be reasonable for the Borrower to withhold consent based on the nature of the proposed assignee’s business; and provided further that, to the extent the consent of the Borrower is required, the Borrower shall be deemed to have consented to such assignment if the Borrower has been given ten (10) Business Days’ prior notice of such assignment and has not objected to such assignment within such period; and

(B) the consent of the Agent, (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Loan Parties or any of the Loan Parties’ Subsidiaries or Affiliates (including any Permitted Holder), (B) to any Defaulting Lender or any of its Subsidiaries or Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this clause (vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5, and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding the foregoing, in no event shall the Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Agent be obligated to monitor the aggregate amount of Loans held by Affiliated Lenders. Upon request by the Agent, the Borrower shall promptly (and in any case, not less than 5 Business Days (or shorter period as agreed to by the Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 10.1) provide to the Agent, a complete list of all Affiliated Lenders holding Loans at such time.

(d) Participations. (i) Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a Defaulting Lender, a natural Person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries (including any Permitted Holder)) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.8 as if such Participant was a Lender hereunder.

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (iv) and (vii) of the first proviso to Section 10.1(a) that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 (subject to the requirements and limitations of those Sections, it being understood that any documentation required to be provided under Section 3.1(e) shall be provided to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.9 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed).

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Purchases by Affiliated Lenders. Any Affiliated Lender may purchase an assignment of outstanding Loans during the period commencing on the Closing Date and ending on the Business Day immediately preceding the Maturity Date with respect to such Loan or Loans, on the following basis:

(i) any such purchase of Loans shall be consummated as an assignment otherwise in accordance with the provisions of this Section 10.6 pursuant to an Assignment and Assumption;

(ii) any such purchase of Loans may be made by the applicable Affiliated Lender from time to time from one or more Lenders of such Affiliated Lender’s choosing and need not be from all Lenders; and

(iii) the Affiliated Lenders shall not hold in the aggregate more than 30% of the Loans at any one point in time.

10.7 Affiliated Lenders.

Notwithstanding anything in the Agreement or any other Loan Documents to the contrary, with respect to any Loans at any time held by an Affiliated Lender, such Affiliated Lender shall have no right whatsoever, in its capacity as a Lender with respect to such Loans then held by such Affiliated Lender, whether or not the Borrower is subject to a bankruptcy or other insolvency proceeding, so long as such Lender is an Affiliated Lender, to (a) consent to any amendment, modification, waiver, consent or other action with respect to, or otherwise vote on any matter related to, or vote in connection with any direction delivered to the Agent by the Required Lenders pursuant to, any of the terms of the Agreement or any other Loan Documents; provided that the Agent shall automatically deem any Loans held by such Affiliated Lender to be voted pro rata according to the Loans of all other Lenders in the aggregate (other than any Affiliated Lenders) in connection with any such amendment, modification, waiver, consent, other action or direction (including all voting and consent rights arising out of any bankruptcy or other insolvency proceedings (except for voting on any plan of reorganization or refraining from voting on any plan of reorganization, in which case the Agent shall vote or refrain from voting such Loans of such Affiliated Lender in its sole discretion)); provided, further, that no such amendment, modification, waiver, consent, other action or direction referred to above shall deprive such Affiliated Lender of its share of any payments or other recoveries which the Lenders are entitled to share on a pro rata basis under the Loan Documents and provided, further that an Affiliated Lender shall have the right, in its capacity as a Lender, to consent to any amendment, modification, waiver, consent or other action with respect to, or otherwise vote on any matter related to, or vote in connection with any direction delivered to the Agent regarding, any matter that requires the consent of each Lender or each affected Lender or adversely affects such Affiliated Lender disproportionately in any material respect as compared to other Lenders; (b) require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to the Agreement or any other Loan Documents (other than to require the Agent to distribute any payments received by it from the Borrower to which such Affiliated Lender is entitled pursuant to the terms of the Loan Documents), (c) attend any meeting (live or by any electronic means) in such Affiliated Lender’s capacity as a Lender with any Agent or other Lender or receive any information from any Agent or other Lender or (d) have access to the Platform.

10.8 Treatment of Certain Information; Confidentiality.

Each Credit Party party to any Loan Document agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that any Person that discloses any Information pursuant to this clause (c) shall notify the Borrower in advance of such disclosure (if permitted by Law) or shall provide the Borrower with prompt written notice of such disclosure (if permitted by Law), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.17 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower (unless such disclosure is known to the Agent, Lender or Affiliate to have violated a confidentiality obligation).

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.9 Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Loan Agreement Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application , pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans and other Obligations (other than Other Liabilities not then due and owing) or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.12 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of making of any Loan, and shall continue in full force and effect as long as any Loan or any other Loan Agreement Obligation hereunder shall remain unpaid or unsatisfied. Further, the provisions of Sections 3.1, 3.4, 3.5 and 10.4 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Loan Agreement Obligations or the termination of the Commitments or the termination of this Agreement or any provision hereof.

10.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.14 Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.6, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender (if permitted by Law) and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6; provided that the consent of the assigned Lender shall not be required in connection with any such assignment and delegation), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.1 and 3.4) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Agent the assignment fee specified in Section 10.6(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.15 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.16 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE

TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.18 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Loan Parties shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19 Foreign Asset Control Regulations. The Borrower hereby represents that neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Act. Furthermore, none of the Borrower or its Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.20 Time of the Essence. Time is of the essence of the Loan Documents.

10.21 Press Releases.

(a) Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Agent and without the prior written consent of the Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under Law and then, in any event, such Credit Party or Affiliate will consult with the Agent before issuing such press release or other public disclosure.

(b) Each Loan Party consents to the publication by the Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. The Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Borrower prior to the publication thereof. The Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.22 Releases.

(a) Any Lien on any property granted to or held by the Agent under any Loan Document shall terminate upon termination of the Commitments and payment in full of all Obligations (other than (A) contingent obligations for which claims have not been asserted and (B) unless the Obligations have been accelerated as a result of the occurrence of any Event of Default or the Loan Parties are liquidating substantially all of their assets, subject to the first proviso hereto, Obligations in respect of Bank Products and Cash Management Services, except as to amounts that are due and payable thereunder for which the Agent has received a written notice from the applicable Lender or Affiliate of a Lender); provided, however, that in connection with the termination of the Commitments and satisfaction of the Loan Agreement Obligations as set forth above, the Agent may require such unsecured indemnities it shall reasonably deem necessary or appropriate to protect the Credit Parties against loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked; provided, further, that any such Liens granted pursuant to the Loan Documents shall be reinstated if at any time payment, or any part thereof, of any Loan Agreement Obligation is rescinded or must otherwise be restored by any Credit Party upon the bankruptcy or reorganization of any Loan Party. At the request and sole expense of any

Loan Party following any such termination, the Agent shall deliver to such Loan Party any Collateral held by the Agent under any Loan Document, and execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Loan Party to a Person that is not a Loan Party in a transaction permitted by this Agreement, then such Collateral shall be released from the Liens created by the Loan Documents without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to such Loan Party or its transferee, as the case may be, and the Agent, at the request and sole expense of such Loan Party, shall execute and deliver to such Loan Party all releases or other documents reasonably necessary or desirable to evidence the release of the Liens created by the Loan Documents on such Collateral. At the request and sole expense of the Borrower, the Agent shall release any Loan Party from its obligations under the Loan Documents, including the Guaranty and Security Agreement, and shall execute and deliver to the Loan Parties all releases or other documentation reasonably necessary or desirable to evidence such release, and/or in the event that all the equity interest of such Loan Party shall be sold, transferred or otherwise disposed of to a Person that is not a Loan Party, or shall be designated an Unrestricted Subsidiary, in a transaction permitted by this Agreement.

10.23 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.24 Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.25 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BORROWER:

LANDS’ END, INC., as Borrower

By:	/s/ Michael Rosera
	Name:	Michael Rosera
	Title:	Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer

Signature Page to Credit Agreement

BANK OF AMERICA, N.A.,
as Agent

By:	/s/ Heather Lamberton
	Name:	Heather Lamberton
	Title:	Managing Director

Signature Page to Credit Agreement

[ ],
as Lender

By:
Name:
Title:

Signature Page to Credit Agreement

Schedule 2.1

Commitments

Initial Term B Lender	Initial Term B Loan Commitment
Bank of America, N.A.	$515,000,000
Total	$515,000,000

Schedule 5.18

Collective Bargaining Agreements

None.

Schedule 6.15

Post-Closing Actions Relating to Collateral

Within ninety (90) days after the Closing Date, or such later date as the Agent may agree in its sole discretion, the Agent shall have received each of the following documents with respect to each Mortgaged Property:

(i) Mortgages. One or more counterparts of fee Mortgages, duly executed and acknowledged by the holder of such fee interest in such Mortgaged Property, in favor of the Agent for its benefit and the benefit of the Credit Parties, in proper form for recording in the land records in the jurisdiction in which such Mortgaged Property is located (the “Land Records”), in form and substance satisfactory to the Agent and sufficient to create a valid and enforceable first priority mortgage lien on such Mortgaged Property in favor of the Agent for its benefit and the benefit of the Credit Parties, securing the Obligations, subject only to Permitted Encumbrances, together with evidence that a counterpart of such Mortgage has been delivered to the Title Company (as hereinafter defined) for recording in the Land Records;

(ii) Title Insurance. A lender’s policy of title insurance (or commitment to issue such a policy having the effect of a policy of title insurance) issued by a nationally recognized title insurance company reasonably acceptable to the Agent (the “Title Company”) insuring (or committing to insure) the lien of the applicable Mortgage as valid and enforceable first priority mortgage lien on the Mortgaged Property described therein (each, a “Title Policy”) which insures the Agent that such Mortgage creates a valid and enforceable first priority mortgage lien on such Mortgaged Property, in an amount not less than the fair market value of such Mortgaged Property as reasonably determined, in good faith, by the Borrower and reasonably acceptable to the Agent (it being agreed that in lieu of any current appraisal, a current real property tax assessment may be used for such purpose), free and clear of all defects and encumbrances except Permitted Encumbrances, together with such endorsements (or in the case of zoning, zoning reports from a nationally recognized provider) as the Agent reasonably requests (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Agent), including, without limitation, to the extent available at commercially reasonably rates, a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, future advances, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, separate tax lot revolving credit, so-called comprehensive coverage over covenants and restrictions and for any and all other matters that the Agent may request. Such Title Policy shall not include an exception for mechanics’ liens, and shall provide for affirmative insurance and such reinsurance (including direct access agreements) as the Agent may reasonably request;

(iii) Consents. With respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as the Agent shall reasonably request; provided, that this clause (iii) shall be deemed satisfied if the Borrower shall have used commercially reasonable efforts to obtain any such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments from any Person other than a Subsidiary of the Borrower, notwithstanding that such Person may not have delivered any such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments;

(v) Survey. A survey of each Mortgaged Property, which, for the avoidance of doubt, can be an existing survey accompanied by an officer’s certificate stating that there have been no material changes to such Mortgaged Property since the date of the survey, so long as such new survey or existing survey with certificate of no material change is in such form as shall (x) be required by the Title Company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the Title Policy with respect to such Mortgaged Property and (y) comply with the minimum detail requirements of the American Land Title Association and as shall be reasonably requested by the Agent, which survey shall locate all improvements, public streets and recorded easements affecting such Mortgaged Property;

(vi) Fixture Filings. Proper fixture filings under the Uniform Commercial Code on Form UCC-1 for filing under the Uniform Commercial Code in the appropriate jurisdiction in which the Mortgaged Properties are located, necessary desirable to perfect the security interests in fixtures purported to be created by the Mortgages in favor of the Agent for its benefit and the benefit of the Credit Parties; provided, however, that to the extent local counsel opines that any Mortgage would constitute a valid and effective fixture filing in the jurisdiction in which the applicable Mortgaged Property is located, in form and substance satisfactory to the Agent, a fixture filing on Form UCC-1 shall not be required with respect to such Mortgaged Property;

(vii) Counsel Opinions. Opinions addressed to the Agent for its benefit and for the benefit of the Credit Parties of (i) local counsel in each jurisdiction where the Mortgaged Property is located (A) with respect to the enforceability and perfection of the Mortgage and (B) if and to the extent such local counsel usually and customarily provides such opinions, with respect to the sufficiency of the Mortgage as a fixture filing, the applicability of Mortgage recording, stamp or documentary taxes, and the applicability of any usury laws of the jurisdiction, and (ii) counsel for the Borrower regarding due authorization, execution and delivery of the Mortgages, in each case, in form and substance reasonably satisfactory to the Agent;

(viii) Flood Hazard Determinations. With respect to each Mortgaged Property, a “Life-of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with any required notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Loan Party relating thereto) and, if the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), evidence of flood insurance, in favor of the Agent for its benefit and the benefit of the Credit Parties in an amount that would be considered sufficient under the Flood Insurance Laws and otherwise in form and substance reasonably satisfactory to the Agent (any such flood determinations to be ordered by the Agent, with reimbursement of any costs from the Borrower);

(x) Real Estate Collateral Fees and Expenses. Evidence reasonably satisfactory to the Agent of payment by the Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages, fixture filings and other documents and issuance of the Title Policies and endorsements contemplated by clause (ii) above.

Schedule 7.9

Transactions with Affiliates

1. General Indemnity Agreement, dated May 23, 2013, by and between Sears Holdings Corporation, Lands’ End, Inc., and Aspen American Insurance Company.

2. License & Apparel Agreement between Lands’ End Business Outfitters, a division of Lands’ End, Inc., and Sears, Roebuck and Co., as amended, effective November 2009 through July 2018.

Schedule 10.2

Agent’s Office; Certain Addresses for Notices

Agent

Bank of America, N.A.

Mail Code: NC1-002-15-36

Bank of America Plaza

101 S. Tryon St.

Charlotte, NC 28255-0001

Attention: Priscilla L. Baker

Telephone: (980) 386-3475

Facsimile: (704) 409-0918

E-mail: priscilla.l.baker@baml.com

ABA# 026009593

Account: Corporate Credit Services

Account No.: 1366212250600

Ref.	Lands’ End

with a copy to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

Attention: Corey Wright, Esq.

Telephone: (212) 701-3000

Facsimile: (212) 269-5420

E-mail: cwright@cahill.com

The Borrower and the Other Loan Parties

c/o Lands’ End, Inc.

1 Lands’ End Ln

Dodgeville WI 53595

Attention: Michael P. Rosera, Chief Financial Officer

Telephone: (608) 935 4806

Facsimile: (608) 935 6888

E-mail: mike.rosera@landsend.com

Website: www.landsend.com

with a copy to:

c/o Lands’ End, Inc.

1 Lands’ End Ln

Dodgeville WI 53595

Attention: Karl Dahlen, Vice President, General Counsel and Secretary

Telephone: (608) 935 6995

Facsimile: (608) 935 6550

E-mail:	karl.dahlen@landsend.com

EXECUTION VERSION

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Agent

Ladies and Gentlemen:

Reference is made to the Term Loan Credit Agreement dated as of April 4, 2014 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Lands’ End, Inc., a Delaware corporation (the “Borrower”), (ii) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for the benefit of the Credit Parties referred to therein and (iii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

1.	The Borrower hereby requests [a Borrowing][a Conversion of Loans from one Type to the other][a continuation of LIBOR Rate Loans][1]:

(a)	On (a Business Day)[2]

(b)	In the principal amount of $ [3]

(c)	Comprised of a [Base Rate][LIBOR Rate] (Type of Loan)[4] [Initial Term B][Extended Term][Incremental Term][Loan made pursuant to any other Class of Commitments] (Class of Loan) Loan

[1]	A Borrowing must be a borrowing consisting of simultaneous Loans of the same Type and, in the case of LIBOR Rate Loans, must have the same Interest Period.
[2]	Each notice of a Borrowing, Conversion of Loans from one Type to the other, or a continuation of LIBOR Rate Loans must be received by the Agent not later than (i) 12:00 p.m. three (3) Business Days prior to the requested date of any Borrowing of LIBOR Rate Loans, and (ii) 3:00 p.m. one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans. Notice may be given by telephone, but must be confirmed promptly in writing in accordance with Section 2.2(b) of the Credit Agreement.
[3]	Each Borrowing, conversion to, or continuation of LIBOR Rate Loans must be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans must be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.
[4]	Loans may be either Base Rate Loans or LIBOR Rate Loans. If the Type of Loan is not specified, then the applicable Loans will be made as Base Rate Loans.

A-1

(d)	For LIBOR Rate Loans: with an Interest Period of month(s)[5]

The Borrower hereby represents and warrants that (a) the Borrowing requested herein complies with Sections 2.2(b) and 2.2(g) of the Credit Agreement, and (b) the conditions specified in Section 4.1 (as to Borrowings requested on the Closing Date only) of the Credit Agreement have been satisfied on and as of the date specified in Item 1(a) above.

LANDS’ END, INC.

By:
Name:
Title:

[5]	The Borrower may request a Borrowing of LIBOR Rate Loans with an Interest Period of one, two, three or six months (or 12 months, if requested by the Borrower and consented to by all the Appropriate Lenders). If no election of Interest Period is specified, then the Borrower will be deemed to have specified an Interest Period of one month.

A-2

EXHIBIT B

FORM OF ABL INTERCREDITOR AGREEMENT

[See attached]

B-1

EXHIBIT C

FORM OF NOTE

NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”) promises to pay to                      (the “Lender”) or its registered assigns, c/o Bank of America, N.A., Mail Code: NC1-002-15-36, Bank of America Plaza, 101 S. Tryon Street, Charlotte, North Carolina 28255-0001, the principal sum of                      ($                     ), or, if less, the aggregate unpaid principal balance of Loans made by the Lender to or for the account of the Borrower pursuant to the Term Loan Credit Agreement dated as of April 4, 2014 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and among (i) the Borrower, (ii) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein and (iii) the lenders from time to time party thereto, with interest at the rate and payable in the manner stated therein.

This is a “Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Agent’s books and records concerning the Loans, the accrual of interest thereon, and the repayment of such Loans, shall be prima facie evidence of the indebtedness to the Lender hereunder.

No delay or omission by the Agent or the Lender in exercising or enforcing any of the Agent’s or such Lender’s powers, rights, privileges, remedies or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver of any such Event of Default.

The Borrower waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof.

This Note shall be binding upon the Borrower and its successors, assigns and representatives, and shall inure to the benefit of the Lender and its successors, endorsees and assigns.

The liabilities of the Borrower and of any Guarantor of this Note are joint and several, provided, however, the release by the Agent or the Lender, in each case, pursuant to the Credit Agreement, of any one or more such Persons shall not release any other Person obligated on account of this Note. Each reference in this Note to the Borrower, and any Guarantor, is to such Person individually and also to all such Persons jointly. No Person obligated on account of this Note may seek contribution from any other Person also obligated unless and until all of the Obligations have been paid in full in cash.

THIS NOTE AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENTS, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, THE LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS NOTE OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO ABOVE. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

The Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Agent and the Lender, in the establishment and maintenance of their respective relationship with the Borrower contemplated by this Note, are each relying thereon.

THE BORROWER AND THE LENDER, BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDER HAVE BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the date set forth above.

LANDS’ END, INC., as the Borrower

By:
Name:
Title:

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

To:        Bank of America, N.A., as Agent                     Date:

Mail Code: NC1-002-15-36

Bank of America Plaza

101 S. Tryon Street

Charlotte, North Carolina 28255-0001

Attention: Priscilla L. Baker

Re: Term Loan Credit Agreement dated as of April 4, 2014 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among Lands’ End, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time party thereto as Lenders, and Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for the benefit of the Credit Parties referred to therein. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

The undersigned, a duly authorized and acting Responsible Officer of the Borrower, hereby certifies to you as follows:

1.	No Default.

To the knowledge of the undersigned Responsible Officer, since             (the date of the last similar certification) and except as set forth in Appendix I, no Default or Event of Default has occurred and is continuing. [[If a Default or Event of Default has occurred and is continuing since the date of the last similar certification] The Borrower proposes to take action as set forth in Appendix I with respect to such Default or Event of Default.]

2.	Financial Calculations. Attached hereto as Appendix II are reasonably detailed calculations necessary to determine:

[Use following clause (a) for Fiscal Year-end financial statements beginning with the Fiscal Year of the Borrower ending January 30, 2015]

(a)	Excess Cash Flow; and

(b)	the Net Proceeds received by or on behalf of the Borrower or any Restricted Subsidiary in respect of any event described in Section 2.5(b)(ii) of the Credit Agreement and the portion of such Net Proceeds that has been invested or are intended to be reinvested in accordance with Section 2.5(b)(ii)(B) of the Credit Agreement.

3.	Financial Statements.

[Use following paragraph (a) for Fiscal Quarter-end financial statements]

(a)	Attached hereto as Appendix III (or, if not attached, delivered to the Agent in accordance with the penultimate paragraph of Section 6.2 of the Credit Agreement) are a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the Fiscal Quarter ended , and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Quarter and for the portion of the Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Fiscal Quarter of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, which Consolidated statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

[Use following paragraph (b) for Fiscal Year-end financial statements]

(b)	Attached hereto as Appendix III (or, if not attached, delivered to the Agent in accordance with the penultimate paragraph of Section 6.2 of the Credit Agreement) are a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the Fiscal Year ended , and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Agent, which report and opinion have been prepared in accordance with generally accepted auditing standards and are not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(c)	Attached hereto as Appendix IV are, to the extent applicable, related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from the consolidated financial statements delivered herewith, in reasonable detail (it being understood that full financial statements for any applicable Unrestricted Subsidiary shall not be required).

4.	No Accounting Changes. There has been no change in GAAP or the application thereof since the date of the audited financial statements furnished to the Agent for the Fiscal Year ending [ ], other than as disclosed on Appendix V hereto and a statement of reconciliation conforming the financial statements delivered herewith to GAAP.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, I have executed this certificate as of the date first written above.

By:
Name:
Title:	[Responsible Officer of Borrower]

APPENDIX I

Except as set forth below, no Default or Event of Default presently exists. [If a Default or Event of Default exists, describe the nature of the Default in reasonable detail and the steps being taken or contemplated by the Borrower to be taken on account thereof.]

D-I-1

APPENDIX II

Calculation of Excess Cash Flow

Calculation of Excess Cash Flow for the Fiscal Year ending                     :

1.	The sum, without duplication, of:

	(a)	Consolidated Net Income for such Fiscal Year:

plus

	(b)	an amount equal to the amount of all non-cash charges (including depreciation and amortization and compensation expense arising from equity awards) to the extent deducted in arriving at such Consolidated Net Income:

plus

	(c)	decreases in Consolidated Working Capital for such Fiscal Year (other than any such decreases arising from acquisitions by the Borrower and its Restricted Subsidiaries completed during such Fiscal Year or the application of purchase accounting):

plus

	(d)	an amount equal to the aggregate net loss on Dispositions by the Borrower and its Restricted Subsidiaries during such Fiscal Year (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income:

plus

	(e)	cash receipts in respect of Swap Contracts during such Fiscal Year to the extent not otherwise included in Consolidated Net Income:

plus

	(f)	the amount of tax expense deducted in determining Consolidated Net Income for such Fiscal Year to the extent it exceeds the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such Fiscal Year:

	(g)	Total:

2.	The sum, without duplication, of:

	(a)	an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and non-cash gains to the extent included in arriving at such Consolidated Net Income:

D-II-1

Plus

(b)	without duplication of amounts deducted pursuant to clause (j) below in prior Fiscal Years, the amount of Capital Expenditures or acquisitions made in cash during such Fiscal Year, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of an incurrence or issuance of Indebtedness or Equity Interests of the Borrower or its Restricted Subsidiaries:

plus

(c)	the aggregate amount of all principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries (including (A) the principal component of Capital Lease Obligations and (B) the amount of repayments of Loans pursuant to Section 2.7 of the Credit Agreement but excluding (X) all other prepayments of Loans and (Y) all prepayments in respect of any revolving credit facility, except, in the case of this clause (Y), to the extent there is an equivalent permanent reduction in commitments thereunder) made during such Fiscal Year, except to the extent financed with the proceeds of an incurrence or issuance of Indebtedness or Equity Interests of the Borrower or its Restricted Subsidiaries:

plus

(d)	an amount equal to the aggregate net gain on Dispositions by the Borrower and its Restricted Subsidiaries during such Fiscal Year (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income:

plus

(e)	increases in Consolidated Working Capital for such Fiscal Year (other than any such increases arising from acquisitions by the Borrower and its Restricted Subsidiaries completed during such Fiscal Year or the application of purchase accounting):

plus

(f)	cash payments by the Borrower and its Restricted Subsidiaries during such Fiscal Year in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness (including such Indebtedness specified in clause (c) above):

plus

D-II-2

(g)	without duplication of amounts deducted pursuant to clause (k) below in prior Fiscal Years, the amount of Investments and acquisitions made during such Fiscal Year pursuant to clauses (h), (i), (n) and (o) of the definition of “Permitted Investments” in the Credit Agreement, except to the extent that such Investments and acquisitions were financed with the proceeds of an incurrence or issuance of Indebtedness of the Borrower or its Restricted Subsidiaries:

plus

(h)	the amount of Restricted Payments paid during such Fiscal Year pursuant to Section 7.6 of the Credit Agreement (other than Section 7.6(a) (solely in respect of amounts paid to the Borrower or any of its Restricted Subsidiaries), (b), (c), (e) and (f) thereof) except to the extent that such Restricted Payments were financed with the proceeds of an incurrence or issuance of Indebtedness of the Borrower or its Restricted Subsidiaries:

plus

(i)	the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such Fiscal Year that are required to be made in connection with any prepayment of Indebtedness except to the extent that such amounts were financed with the proceeds of an incurrence or issuance of Indebtedness of the Borrower or its Restricted Subsidiaries:

plus

(j)	without duplication of amounts deducted from Excess Cash Flow in prior Fiscal Years, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such Fiscal Year relating to Permitted Acquisitions, Capital Expenditures or acquisitions to be consummated or made during the Fiscal Year of the Borrower following the end of such Fiscal Year except to the extent intended to be financed with the proceeds of an incurrence or issuance of other Indebtedness of the Borrower or its Restricted Subsidiaries[6]:

plus

[6]	Provided that to the extent the aggregate amount utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions during such Fiscal Year is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such Fiscal Year.

D-II-3

	(k)	the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such Fiscal Year to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such Fiscal Year:

plus

	(l)	cash expenditures in respect of Swap Contracts during such Fiscal Year to the extent not deducted in arriving at such Consolidated Net Income:

plus

	(m)	cash payments during such Fiscal Year in respect of non-cash items expensed in a prior Fiscal Year but not reducing Excess Cash Flow as calculated for such prior Fiscal Year:

	(n)	Total:

3.	EXCESS CASH FLOW AS OF THE FISCAL YEAR ENDED (Amount equal to the excess of Line 1(g) over Line 2(n)):

D-II-4

Calculation of Net Proceeds

Calculation of Net Proceeds for the [Fiscal Year][Fiscal Quarter] ending                     :

1.	Net Proceeds received by or on behalf of the Borrower or any Restricted Subsidiary in respect of any event described in Section 2.5(b)(ii) of the Credit Agreement for such [Fiscal Year/Fiscal Quarter] (see detailed calculation of Net Proceeds attached hereto):

2.	Portion of Line 1 that has been invested or is intended to be reinvested in accordance with Section 2.5(b)(ii)(B) of the Credit Agreement:

D-II-5

APPENDIX III

[Attach financial statements.]

D-III-1

APPENDIX V

[If changes in GAAP or the application thereof have occurred since [the date of the most recently delivered financial statements to the Agent prior to the date of this Certificate], describe the nature of such changes in reasonable detail and the effect, if any, of each such change in GAAP or in application thereof in the determination of the calculation of the financial statements described in the Credit Agreement.]

D-IV-1

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]7 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]8 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]9 hereunder are several and not joint.]10 Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Credit Agreement identified below (as amended, restated, supplemented and/or modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[7]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[8]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[9]	Select as appropriate.
[10]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[Each] Assignor represents it [is][is not] an Affiliated Lender.

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

[Each] Assignee represents it [is][is not] an Affiliated Lender.

3.	Borrower: Lands’ End, Inc.

4.	Agent: Bank of America, N.A., as the Agent under the Credit Agreement.

5.	Credit Agreement: Term Loan Credit Agreement dated as of April 4, 2014, by and among (i) Lands’ End, Inc., (ii) Bank of America, N.A., as Agent, and (iii) the lenders from time to time party thereto.

7.	Assigned Interest[s]:

Assignor[s][11]	Assignee[s][12]	Aggregate Amount of Commitment/Loans for all Lenders[13]	Amount of Commitment/ Loans Assigned[14]	Percentage Assigned of Commitment/ Loans[15]
		$	$	%
		$	$	%

[7.	Trade Date: ][16]

[11]	List each Assignor, as appropriate.
[12]	List each Assignee, as appropriate.
[13]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[14]	Subject to minimum amount requirements pursuant to Section 10.6(b)(i) of the Credit Agreement and subject to proportionate amount requirements pursuant to Section 10.6(b)(ii) of the Credit Agreement.
[15]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.
[16]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                     , 20    [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE DATE OF DELIVERY OF THIS ASSIGNMENT AND ASSUMPTION FOR RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][17] Accepted:

BANK OF AMERICA, N.A., as
Agent

By:
Name:
Title:

[17]	To the extent that the Agent’s consent is required under Section 10.6(b)(iii)(B) of the Credit Agreement.

[Consented to:][18]

LANDS’ END, INC.

By:
Name:
Title:

[18]	To the extent required under Section 10.6(b)(iii)(A) of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Reference is made to the Term Loan Credit Agreement, dated as of April 4, 2014 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Lands’ End, Inc., a Delaware corporation (the “Borrower”), (ii) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) and (iii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] an Affiliated Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required by Section 10.6(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of Section 3.1 the Credit Agreement, duly completed and executed by [the][such] Assignee, [and] (viii) it is [not] an Affiliated Lender[, and (ix) as of the Effective Date, after giving effect to the assignment of the Assigned Interest pursuant to this Assignment and Assumption, the aggregate principal amount of all Loans held by all Affiliate Lenders does not exceed [ ]% of the aggregate principal amount of the Loans outstanding]19; and (b) [acknowledges the

[19]	Assignees who are not Affiliated Lenders may remove.

E-1-1

limitation on the rights of Lenders that are Affiliate Lenders set forth in the Credit Agreement, including Section 10.6 and 10.7 thereof and (c)]20 agrees that (i) it will, independently and without reliance upon the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

4. Fees. Unless waived by the Agent in accordance with Section 10.6(b)(iv) of the Credit Agreement, this Assignment and Assumption shall be delivered to the Agent with a processing and recordation fee of $3,500.

[20]	Assignees who are not Affiliated Lenders may remove.

E-1-2

EXHIBIT F-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of April 4, 2014 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Lands’ End, Inc., a Delaware corporation (the “Borrower”), (ii) the Lenders party thereto from time to time and (iii) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

Pursuant to the provisions of Section 3.1(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Agent in writing and deliver promptly to the Borrower and the Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Agent) or promptly notify the Borrower and the Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

F-1-1

EXHIBIT F-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of April 4, 2014 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Lands’ End, Inc., a Delaware corporation (the “Borrower”), (ii) the Lenders party thereto from time to time and (iii) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

Pursuant to the provisions of Section 3.1(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

F-2-1

EXHIBIT F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of April 4, 2014 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Lands’ End, Inc., a Delaware corporation (the “Borrower”), (ii) the Lenders party thereto from time to time and (iii) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

Pursuant to the provisions of Section 3.1(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

F-3-1

EXHIBIT F-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of April 4, 2014 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Lands’ End, Inc., a Delaware corporation (the “Borrower”), (ii) the Lenders party thereto from time to time and (iii) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

Pursuant to the provisions of Section 3.1(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Agent in writing and deliver promptly to the Borrower and the Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Agent) or promptly notify the Borrower and the Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

F-4-1